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Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
ANY AND ALL OUTSTANDING SHARES OF
COMMON STOCK, PAR VALUE $0.01 PER SHARE
OF
Eon Labs, Inc.
AT
$31.00 NET PER SHARE
BY
Zodnas Acquisition Corp.

an indirect wholly owned subsidiary
OF
Novartis AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
MIDNIGHT, NEW YORK CITY TIME, ON JUNE 20, 2005, UNLESS THE OFFER IS EXTENDED.

        Zodnas Acquisition Corp. ("Purchaser"), an indirect wholly owned subsidiary of Novartis Corporation ("Novartis US"), an indirect wholly owned subsidiary of Novartis AG, is offering (the "Offer") to acquire any and all outstanding shares of common stock, par value $0.01 per share of Eon Labs, Inc. (the "Company"). The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 20, 2005 (the "Merger Agreement"), by and among Novartis US, Purchaser, the Company and, for purposes of Section 10.12 thereof only, Novartis AG. Under the Merger Agreement, Purchaser will be merged with and into the Company (the "Merger") if a majority of the outstanding shares of Company common stock (other than the Shares owned by Santo Holding (Deutschland) GmbH ("Santo")) are tendered into the Offer.

        The Offer is conditioned upon (1) the contemporaneous or immediately subsequent purchase by Novartis US or its designees of the 60,000,000 shares of Company common stock owned by Santo, representing approximately 67.5% of the outstanding equity interest in the Company, pursuant to the Agreement for Purchase and Sale of Stock, dated as of February 20, 2005, by and among Novartis US, Santo and, for purposes of Section 12 thereof only, Novartis AG (the "Santo Agreement," and such stock purchase, the "Santo Purchase"); and (2) satisfaction of all applicable legal requirements for consummating the Offer. See Section 15. Although there are no conditions to the Offer other than those described above, because the Offer is conditioned upon the Santo Purchase, each of the conditions to the consummation of the Santo Purchase, including consummation of the transactions contemplated by the Hexal Agreement (described in the Introduction), is indirectly a condition to the Offer. See Subsection 12(c).

        The existence or satisfaction of any of the conditions to the Offer will be determined by Novartis AG, Novartis US and Purchaser. Any and all of the conditions to the Offer may be waived (to the extent legally permissible) by Novartis AG, Novartis US or Purchaser in their sole discretion. See Section 15. The Offer is not conditioned on obtaining financing. See Section 13.

        Both the Company's Board of Directors and a special committee of the Company's Board of Directors consisting of independent directors not affiliated with Santo (the "Special Committee") have (i) determined by unanimous vote that each of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, is fair to and in the best interests of the Company and its stockholders other than Santo, (ii) approved the Santo Purchase, the Offer, the Merger and the Merger Agreement in accordance with the Delaware General Corporation Law, (iii) recommended acceptance and approval of the Offer and adoption of the Merger Agreement by the Company's stockholders and (iv) taken all other action within the Company Board of Directors' and the Special Committee's power to render Section 203 of the Delaware General Corporation Law, if applicable, inapplicable to the Santo Purchase, the Offer and the Merger.

The Dealer Manager for the Offer is: Goldman, Sachs & Co.

        If you wish to tender all or any part of your shares of Company common stock prior to the expiration date of the Offer, you should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal included with this Offer to Purchase, have your signature thereon guaranteed if required by Instruction 1 of the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to ComputerShare Trust Company, Inc., the Depositary for the Offer, and either deliver the certificates for such shares to the Depositary for the Offer along with the Letter of Transmittal (or a facsimile thereof) or deliver such shares pursuant to the procedures for book-entry transfers set forth in Section 4 of this Offer to Purchase, or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have shares of Company common stock registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your shares of Company common stock.

        If you desire to tender your shares of Company common stock and your certificates for such shares are not immediately available, or you cannot comply with the procedures for book-entry transfers described in this Offer to Purchase on a timely basis, you may tender such shares by following the procedures for guaranteed delivery set forth in Section 4.

        Questions or requests for assistance may be directed to Georgeson Shareholder Communications Inc., the Information Agent, at the address and telephone number set forth on the back cover of this Offer to Purchase. You can also obtain additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery from the Information Agent or your broker, dealer, commercial bank, trust company or other nominee.

        A summary of the principal terms of the Offer appears on pages 4-10 of this Offer to Purchase.

SUMMARY TERM SHEET

        Zodnas Acquisition Corp. ("Purchaser"), an indirect wholly owned subsidiary of Novartis Corporation ("Novartis US"), an indirect wholly owned subsidiary of Novartis AG, is offering (the "Offer") to acquire any and all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Eon Labs, Inc. (the "Company") for $31.00 per Share, net to you in cash, without interest (the "Offer Price") pursuant to an Agreement and Plan of Merger, dated as of February 20, 2005, by and among Novartis US, Purchaser, the Company and for purposes of Section 10.12 thereof only, Novartis AG (the "Merger Agreement"). Pursuant to the Agreement for Purchase and Sale of Stock, dated February 20, 2005, by and between Novartis US, Santo Holding (Deutschland) GmbH ("Santo") and, for purposes of Section 12 thereof only, Novartis AG (the "Santo Agreement"), Santo has agreed to sell, and Novartis US has agreed to acquire, all 60,000,000 Shares owned by Santo (the "Santo Shares") for €1,300,000,000, plus interest from January 1, 2005 through the closing under the Santo Agreement at an annualized rate of 1% above the three-month Euro Interbank Offering Rate (EURIBOR). Pursuant to the Share and Partnership Interest Sale and Transfer Agreement (the "Hexal Agreement"), by and among Novartis (Deutschland) GmbH ("Novartis Deutschland"), Novartis AG (as guarantor) and certain members of the Strüngmann family, dated as of February 16-17, 2005, relating to the acquisition of shares in A+T Vermögensverwaltung GmbH as well as partnership interests in A+T Holding GmbH & Co. KG, Novartis Deutschland will acquire 137,122 Shares currently owned by Hexal AG ("Hexal"), a wholly owned subsidiary of A+T Vermögensverwaltung GmbH, which represents approximately 0.2% of the outstanding Shares. Although Purchaser is offering to acquire any and all Shares, the Shares currently owned by Santo and Hexal will not be tendered into the Offer. Therefore, Purchaser is effectively offering pursuant to the Offer to acquire any and all Shares not owned by Santo or Hexal (all Shares other than the Santo Shares, the "Public Shares").

        The following are some of the questions you as a stockholder of the Company may have, and answers to those questions. This Summary Term Sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase and the related Letter of Transmittal, and the information contained in this Summary Term Sheet is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. We urge you to carefully read this Offer to Purchase and the related Letter of Transmittal in their entirety prior to making any decision regarding whether to tender your Shares.

Who is offering to purchase my Shares?	Purchaser is Zodnas Acquisition Corp., a corporation formed solely for the purpose of making the Offer. Purchaser is an indirect wholly owned subsidiary of Novartis US, which is an indirect wholly owned subsidiary of Novartis AG. Novartis AG's group of companies is principally engaged in the development, manufacture and marketing of prescription medicines. Novartis US indirectly owns most of the companies of the Novartis AG group operating in the U.S. See the Introduction and Section 10.
How many Shares is Purchaser seeking to purchase and at what price?
Purchaser is effectively offering to purchase any and all of the Shares not owned by Santo or Hexal, meaning that Purchaser is effectively offering to purchase approximately 32.3% of the outstanding Shares. Pursuant to the Santo Agreement, Novartis US agreed to acquire approximately 67.5% of the outstanding Shares directly from Santo, the controlling stockholder of the Company. In addition, Novartis Deutschland will indirectly acquire 137,122 Shares, or approximately 0.2% of the outstanding Shares, pursuant to the Hexal Agreement.

Purchaser is offering to pay $31.00 per Share, net to you in cash, without interest. This price represents approximately a 25% premium to the reported closing price of Shares on the Nasdaq National Market on February 4, 2005 of $24.75, the last trading day prior to media speculation about a possible takeover of the Company. As of February 18, 2005, the last trading day prior to Novartis US's announcement that it was seeking to enter into a business combination with the Company, the closing price of a Share on the Nasdaq National Market was $27.92, and as of May 20, 2005, the last trading day prior to the date of this Offer to Purchase, the closing price of a Share on the Nasdaq National Market was $30.15. See the Introduction and Section 7.
What price is Novartis US paying for the Santo Shares?
Novartis US is acquiring the controlling block of Santo Shares for €1,300,000,000, plus interest from January 1, 2005 through the closing under the Santo Agreement at an annualized rate of 1% above the three-month Euro Interbank Offering Rate (EURIBOR). Based on the dollar-to-euro exchange rate and the interest rate provided for in the Santo Agreement, both as of the close of business on February 18, 2005 (the last business day prior to the date on which the Santo Agreement was signed), including accrued interest through the date on which the Santo Agreement was signed, the €1,300,000,000 price represented approximately $28.45 per Share as of such date. Based on the exchange rate and the interest rate provided for in the Santo Agreement, both as of the close of business on May 20, 2005 (the last business day prior to the date of this Offer to Purchase) and including interest accrued through May 22, 2005 (the day prior to the date of this Offer to Purchase), Novartis US is paying approximately $27.54 per Santo Share.
Do I have to pay any brokerage or similar fees to tender?
If you are the record owner of your Shares and you tender Shares in the Offer, you will not have to pay any brokerage or similar fees. However, if you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the Introduction.
Why is Purchaser making this Offer?
Purchaser is making the Offer to acquire all of the Shares not owned by Santo or Hexal. Under the Merger Agreement, if a majority of the Public Shares are tendered in the Offer, Novartis US is obligated to cause a merger between Purchaser and the Company in which all remaining Company stockholders will receive $31.00 per Share (the "Merger").

What is Novartis US's current relationship with the Company?
Other than pursuant to the transactions and agreements described in this Offer to Purchase and ordinary course patent litigation that is common in the pharmaceutical industry, Novartis US currently has no relationship with the Company. See Section 11 and Section 12.
What are the most important conditions to the Offer?
The Offer is conditioned upon (1) the contemporaneous or immediately subsequent purchase by Novartis US or its designee of the Santo Shares pursuant to the Santo Agreement, and (2) satisfaction of all applicable legal requirements for consummating the Offer. See Section 15.

Although there are no conditions to the Offer other than those described above, because the Offer is conditioned upon the purchase of the Santo Shares pursuant to the Santo Agreement (the "Santo Purchase"), each of the conditions to the consummation of the Santo Purchase is indirectly a condition to the Offer. The consummation of the Santo Purchase is conditioned upon, among other things, the transactions contemplated by the Hexal Agreement having been consummated or being consummated contemporaneously with the closing of the Santo Purchase. See Subsection 12(c).
Does Purchaser have the financial resources to pay for the Shares it is offering to purchase?
Yes. The Offer is not conditioned on Novartis AG, Novartis US or Purchaser obtaining financing. Novartis AG or an affiliate of Novartis AG will contribute or otherwise advance a sufficient amount of funds to Purchaser to consummate the Offer. See Section 13.
How long do I have to decide whether to tender into the Offer?	You have until the expiration date of the Offer to tender your Shares. The Offer currently is scheduled to expire at 12:00 midnight, New York City time, on June 20, 2005.
Can the Offer be extended and, if so, under what circumstances?
Purchaser is required to extend the Offer if the conditions to the Offer are not satisfied by the expiration date. In addition, Purchaser may extend the Offer in its discretion for an additional period under certain circumstances as described in Section 2. If the Offer is extended, Purchaser will issue a press release announcing the extension at or before 9:00 a.m., New York City time on the first business day following the date the Offer was scheduled to expire. See Section 2.

Following the expiration of the Offer, Purchaser may choose to provide a "subsequent offering period" in accordance with applicable law, although Purchaser and Novartis US currently do not intend to do so. A subsequent offering period, if one is included, will be an additional period of time beginning after Purchaser has purchased all Shares tendered during the Offer, during which, if you did not tender any of your Shares during the Offer, you may tender them and receive the Offer Price. You may not withdraw any Shares you tender during a subsequent offering period, if one is included. See Section 1.
How do I accept the Offer and tender my Shares?
To tender your Shares, you must completely fill out the enclosed Letter of Transmittal and deliver it, along with your share certificates and any other documents required by the Letter of Transmittal, to ComputerShare Trust Company, Inc. (the "Depositary"), prior to the expiration of the Offer. If your Shares are held in street name (i.e., through a broker, dealer or other nominee), your Shares can be tendered by your nominee through the Depositary. If you cannot deliver all necessary documents to the Depositary in time, you may be able to complete and deliver to the Depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms. See Section 4.
If I accept the Offer, when will I get paid?
If the conditions to the Offer are satisfied and Purchaser completes the Offer and accepts your Shares for payment, you will receive payment for your tendered Shares as promptly as practicable following the expiration of the Offer. See Section 3.
Can I withdraw my previously tendered Shares?
You may withdraw a portion of or all your tendered Shares by delivering written, telegraphic or facsimile notice to the Depositary at any time prior to the expiration of the Offer. Also, if Purchaser has not accepted your Shares for payment by July 21, 2005, you can withdraw your tendered Shares at any time after that date until Purchaser accepts your Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn. Withdrawal rights will not apply to any Shares tendered in a subsequent offering period, if one is included. See Section 5.
What does the Company Board of Directors think of this Offer?
Both the Company's Board of Directors (the "Company Board") and a special committee of the Company Board consisting of independent directors not affiliated with Santo (the "Special Committee") have (i) determined by unanimous vote that each of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, is fair to and in the best interests of the Company and its stockholders other than Santo, (ii) approved the Santo Purchase, the Offer, the Merger and the Merger Agreement in accordance with the Delaware General Corporation Law ("DGCL"), (iii) recommended acceptance and approval of the Offer and adoption of the Merger Agreement by the Company's stockholders and (iv) taken all other action within the Company Board's and the Special Committee's power to render Section 203 of the DGCL, if applicable, inapplicable to any of the Santo Purchase, the Offer or the Merger (although Novartis AG, Novartis US and Purchaser do not believe that Section 203 of the DGCL is applicable to any of the Santo Purchase, the Offer or the Merger). See the Introduction and Subsection 12(b).

Merrill Lynch & Co., financial advisor to the Special Committee (the "Special Committee Financial Advisor"), has delivered to the Special Committee a written opinion, dated February 20, 2005, to the effect that, as of that date, and based upon and subject to the factors and assumptions stated in its opinion, the consideration to be received in the Offer and the Merger by holders of Public Shares is fair, from a financial point of view, to such stockholders. A copy of the Special Committee Financial Advisor's opinion is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), and holders of Public Shares are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by the Special Committee Financial Advisor. See the Introduction and Subsection 12(e).
If I do not tender, what will happen to my Shares?
If a majority of the Public Shares are tendered in the Offer, under the Merger Agreement, Novartis US is obligated to cause a merger between Purchaser and the Company in which all outstanding Shares that are not purchased in the Offer (other than Shares owned by the Company or by Novartis AG or any of its subsidiaries) will be cancelled and automatically converted into the right to receive the Offer Price in cash, without interest. If the Merger takes place, Company stockholders who do not tender in the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer, subject to their right to pursue appraisal rights under Delaware law. Therefore, if the Merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering your Shares in the Offer and not tendering your Shares in the Offer is that you will be paid earlier if you tender your Shares in the Offer. If, following the consummation of the Santo Purchase and the Offer, Purchaser and Novartis US own at least 90% of the Shares, the parties to the Merger Agreement will cause the Merger to occur without a vote of the Company's stockholders pursuant to Section 253 of the DGCL. See Subsection 12(b).

If less than a majority of the Public Shares are tendered in the Offer, until the earlier of February 11, 2006 or until Novartis US and its subsidiaries own 90% of the Shares, Purchaser and Novartis US will not be permitted to effect a merger between Purchaser and the Company without the approval of a majority of the then-outstanding Public Shares. However, following the Offer, Purchaser may make acquisitions of Shares that are voluntary to the holders, such as by means of open market purchases or tender offers.
If following the Offer, the Merger does not take place, there may be a diminished or inactive trading market for the Shares, which may negatively affect the value of the remaining Shares.

Following the completion of the Offer, Purchaser and Novartis US are required by the Merger Agreement to use reasonable best efforts until the earlier of the consummation of the Merger and February 11, 2006 to keep the Shares quoted for trading on the Nasdaq National Market as long as the Company is required to be registered under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder), and satisfies the Nasdaq National Market's listing standards (other than standards entirely within the Company's control). However, following the completion of the Offer, the number of Shares not owned by Purchaser, Novartis US or our affiliates may no longer satisfy the listing requirements of the Nasdaq National Market or any national securities exchange, and the Company may cease making filings with the Securities and Exchange Commission (the "SEC") or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Section 8.
Are appraisal rights available in either the Offer or the proposed subsequent Merger?
Appraisal rights are not available in the Offer. After the Offer, if the Merger takes place, appraisal rights will be available to holders of Shares who do not vote in favor of the Merger, subject to and in accordance with Delaware law. A holder of Shares must properly perfect its right to seek appraisal under Delaware law in connection with the Merger in order to exercise appraisal rights. The value you would receive if you perfect appraisal rights could be more or less than the price per Share to be paid in the Merger. See Subsection 12(e).
What are the federal income tax consequences of the proposed transactions?
The receipt of cash in the Offer or the Merger in exchange for Shares will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the particular effect the proposed transactions will have to you. See Section 6.

What is the market value of my Shares as of a recent date?
On February 4, 2005, the last trading day prior to media speculation about a possible takeover of the Company, the reported closing price on the Nasdaq National Market for the Shares was $24.75. The Offer Price, therefore, represents approximately a 25% premium to the reported closing price on the last trading day prior to media speculation about a possible takeover of the Company. On February 18, 2005, the last trading day before the public announcement of Novartis US's intention to pursue a business combination with the Company, the Shares closed on the Nasdaq National Market at $27.92 per Share. On May 20, 2005, the last trading day before the date of this Offer to Purchase, the Shares closed on the Nasdaq National Market at $30.15 per Share. You should obtain a recent quotation for your Shares prior to deciding whether or not to tender your Shares in the Offer. See Section 7.
Whom can I call with questions?
You can call Georgeson Shareholder Communications Inc. at (877) 278-4774 (toll free) with any questions you may have. Georgeson Shareholder Communications Inc. is acting as the Information Agent and Goldman, Sachs & Co. is acting as the Dealer Manager for the Offer. See the back cover of this Offer to Purchase for further details.

FORWARD-LOOKING STATEMENTS

        Some of the statements in this Offer to Purchase constitute forward-looking statements that do not directly or exclusively relate to historical facts, including statements relating to the views of Novartis US or Purchaser regarding the business of the Company and the benefits of tendering your Shares and of combining the business of the Company with the business of Novartis US. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements. When used in this Offer to Purchase, the words "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential" or "continue," or the negative of these terms, and other similar expressions are intended to identify forward-looking statements. The forward-looking statements made in this Offer to Purchase reflect Novartis US and Purchaser's current intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Novartis US and Purchaser's control. Because actual results could differ materially from Novartis US and Purchaser's current intentions, plans, expectations, assumptions and beliefs about the future, you are urged not to rely on forward-looking statements in this Offer to Purchase and to view all forward-looking statements made in this Offer to Purchase with caution. Neither Novartis US nor Purchaser undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should assume that the information appearing in this Offer to Purchase is accurate as of the date hereof only.

        Forward-looking statements are not guarantees of future performance or results and involve considerable risks and uncertainties, and actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements as a result of various factors, including, but not limited to, those discussed below. In connection with this Offer to Purchase, known risks include, but are not limited to, (a) the inability to consummate the Santo Purchase or to consummate the transactions contemplated by the Hexal Agreement, (b) the inability to satisfy legal requirements for consummating the Offer, and (c) the inability to consummate the Offer for any other reason, including termination or amendment of the Offer in the event that the Special Committee, Novartis US and Purchaser reach an agreement or understanding to terminate or amend the Offer.

To: All Holders of Shares of Common Stock of Eon Labs, Inc.

INTRODUCTION

        Zodnas Acquisition Corp. ("Purchaser"), an indirect wholly owned subsidiary of Novartis Corporation ("Novartis US"), an indirect wholly owned subsidiary of Novartis AG, is offering (the "Offer") to acquire any and all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Eon Labs, Inc. (the "Company") for $31.00 per Share, net to the seller in cash, without interest (the "Offer Price"). Pursuant to the Agreement for Purchase and Sale of Stock, dated February 20, 2005, by and between Novartis US, Santo Holding (Deutschland) GmbH ("Santo") and, for purposes of Section 12 thereof only, Novartis AG (the "Santo Agreement"), Santo has agreed to sell, and Novartis US has agreed to acquire, all 60,000,000 Shares owned by Santo (the "Santo Shares") for €1,300,000,000, plus interest from January 1, 2005 through the closing under the Santo Agreement at an annualized rate of 1% above the three-month Euro Interbank Offering Rate (EURIBOR). Pursuant to the Share and Partnership Interest Sale and Transfer Agreement (the "Hexal Agreement"), by and among Novartis (Deutschland) GmbH ("Novartis Deutschland"), Novartis AG (as guarantor) and certain members of the Strüngmann family, dated as of February 16-17, 2005, relating to the acquisition of shares in A+T Vermögensverwaltung GmbH as well as partnership interests in A+T Holding GmbH & Co. KG, Novartis Deutschland will indirectly acquire 137,122 Shares currently owned by Hexal AG ("Hexal"), a wholly owned subsidiary of A+T Vermögensverwaltung GmbH, which represents approximately 0.2% of the outstanding Shares. Although Purchaser is offering to acquire any and all Shares, the Shares currently owned by Santo and Hexal will not be tendered into the Offer. Therefore, Purchaser is effectively offering pursuant to the Offer to acquire any and all Shares not owned by Santo or Hexal (all Shares other than the Santo Shares, the "Public Shares"). For a description of the Santo Agreement, see Subsection 12(c)—"The Santo Agreement."

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 4—"Procedure for Tendering Shares" on or prior to the Expiration Date. "Expiration Date" means 12:00 Midnight, New York City time, on June 20, 2005, unless the period of time for which the initial offering period of the Offer is open is extended, in which case "Expiration Date" will mean the latest time and date on which the Offer, as so extended, will expire. Purchaser may, in compliance with applicable law and Section 1.1 of the Merger Agreement, provide a subsequent offering period, which would be an additional period following the completion of the Offer of three to twenty business days during which Company stockholders would be able to tender Shares not tendered in the Offer. See Section 1—"Terms of the Offer."

        Stockholders who have Shares registered in their own names and tender directly to ComputerShare Trust Company, Inc., the depositary for the Offer (the "Depositary"), will not be obligated to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of their Shares pursuant to the Offer. Stockholders with Shares held in street name by a broker or other nominee should consult with their broker or nominee to determine if they charge any transaction fees. However, tendering stockholders who fail to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to a required backup United States federal income tax withholding of 28% of the gross proceeds payable to such stockholder. We will pay all charges and expenses of the Depositary, Goldman, Sachs & Co. (the "Dealer Manager") and Georgeson Shareholder Communications Inc. (the "Information Agent") incurred in connection with the Offer. See Section 17—"Fees and Expenses."

        Purchaser is making the Offer pursuant to the Agreement and Plan of Merger, dated as of February 20, 2005, by and among Novartis US, Purchaser, the Company and, for purposes of

Section 10.12 thereof only, Novartis AG (the "Merger Agreement"). Following the consummation of the Offer and the satisfaction or waiver of certain conditions, if a majority of the Public Shares are tendered in the Offer, Novartis US is obligated to and will cause a merger of Purchaser and the Company, with the Company continuing as the surviving corporation (the "Merger"). If following consummation of the Offer, Novartis US, Purchaser and any other subsidiary of Novartis US collectively own at least 90% of the total outstanding Shares, the parties to the Merger Agreement will cause the Merger to occur without a vote of the Company's stockholders pursuant to Section 253 of the Delaware General Corporation Law (the "DGCL"). In the Merger, each outstanding Share that is not owned by the Company directly as treasury stock or by Novartis AG or any of its subsidiaries (other than in a representative or fiduciary capacity) and other than Shares held by Company stockholders that perfect their appraisal rights under the DGCL will be cancelled and automatically converted into the right to receive the Offer Price in cash, without interest (the "Merger Consideration").

        The Merger Agreement further provides that if less than a majority of the Public Shares are tendered in the Offer (inclusive of any Shares tendered during any subsequent offering period, if one is offered), the standstill provisions of the Confidentiality Agreement, dated as of February 11, 2005, by and between Novartis US and the Company (the "Confidentiality Agreement") will be amended to provide that, although under the Confidentiality Agreement Novartis US and its affiliates may not acquire additional Public Shares by means of a merger until February 11, 2006, Novartis US and its subsidiaries will be permitted to make acquisitions of Shares that are voluntary to the holders of Shares (such as by means of legally permissible open market purchases or additional tender offers) and may consummate a merger or other business combination with the Company prior to February 11, 2006, only if: (1) a majority of the then-outstanding Public Shares approve such transaction; or (2) Novartis US and its subsidiaries at such time own 90% or more of the total outstanding Shares, provided that the price per Share paid in any such transaction described in (2) above is at least equal to the Offer Price. For further details on the Merger Agreement, see Subsection 12(b)—"The Merger Agreement". For a description of the principal United States federal income tax consequences of the sale of Shares in the Offer (including any subsequent offering period) and the Merger, see Section 6—"Certain U.S. Federal Income Tax Consequences."

        Novartis US will purchase the Santo Shares pursuant to the Santo Agreement contemporaneously with or immediately after the closing of the Offer (such purchase, the "Santo Purchase"). For a description of the Santo Agreement, see Subsection 12(c)—"The Santo Agreement."

        Both the Company's Board of Directors (the "Company Board") and a special committee of the Company Board consisting of independent directors not affiliated with Santo (the "Special Committee") have (i) determined by unanimous vote that each of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, is fair to and in the best interests of the Company and its stockholders other than Santo, (ii) approved the Santo Purchase, the Offer, the Merger and the Merger Agreement in accordance with the DGCL, (iii) recommended acceptance and approval of the Offer and adoption of the Merger Agreement by the Company's stockholders and (iv) taken all other action within the Company Board's and the Special Committee's power to render Section 203 of the DGCL, if applicable, inapplicable to the Santo Purchase, the Offer and the Merger.

        Merrill Lynch & Co., financial advisor to the Special Committee (the "Special Committee Financial Advisor"), has delivered to the Special Committee a written opinion, dated February 20, 2005, to the effect that, as of that date, and based upon and subject to certain matters stated in its opinion, the consideration to be received in the Offer and the Merger by the holders of Public Shares is fair, from a financial point of view, to such stockholders. A copy of the Special Committee Financial Advisor's opinion is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), and holders of Public Shares are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by the Special Committee Financial Advisor.

        The Company has advised Novartis US and Purchaser that, to the best of the Company's knowledge, each executive officer, director, affiliate and subsidiary of the Company (other than Dr. Thomas Strüngmann, Santo and Hexal) currently intends, subject to compliance with applicable law, including Section 16(b) of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"), to tender all Shares held of record or beneficially owned by such person to Purchaser in the Offer (other than Shares that they have the right to purchase by exercising stock options).

        The Offer is conditioned upon (1) the contemporaneous or immediately subsequent purchase by Novartis US or its designee of the Santo Shares pursuant to the Santo Agreement, and (2) satisfaction of all legal requirements for consummating the Offer. See Subsection 12(c)—"The Santo Agreement" and Section 15—"Conditions to the Offer."

        The existence or satisfaction of any of the conditions to the Offer will be determined by Novartis AG, Novartis US and Purchaser. Any and all of the conditions to the Offer may be waived (to the extent legally permissible) by Novartis AG, Novartis US or Purchaser in their sole discretion. See Subsection 12(c)—"The Santo Agreement" and Section 15—"Conditions to the Offer." The Offer is not conditioned on obtaining financing. See Section 13—"Source and Amount of Funds."

        THE OFFER IS CONDITIONED UPON THE FULFILLMENT OF THE CONDITIONS DESCRIBED IN SECTION 15—"CONDITIONS TO THE OFFER." THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 20, 2005, UNLESS THE OFFER IS EXTENDED.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1.     Terms of the Offer.

        On the terms and subject to the conditions set forth in this Offer to Purchase (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for any and all Shares that are validly tendered prior to the Expiration Date and not properly withdrawn.

        The Offer is conditioned upon (1) the contemporaneous or immediately subsequent purchase by Novartis US or its designee of the Santo Shares pursuant to the Santo Agreement, and (2) satisfaction of all requirements of any applicable United States or foreign federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit of any United States or foreign federal, state or local governmental or regulatory authority, agency, commission, body or other governmental entity (the "Tender Offer Conditions"). See Section 15—"Conditions to the Offer." Although there are no conditions to the Offer other than those described above, because the Offer is conditioned upon the Santo Purchase, each of the conditions to the consummation of the Santo Purchase, including consummation of the transactions contemplated by the Hexal Agreement, is effectively an indirect condition to the Offer. See Subsection 12(c)—"The Santo Agreement—Closing Conditions."

        Subject to the Merger Agreement and applicable rules and regulations, if any such condition is not satisfied, we may: (a) terminate the Offer and return all tendered Shares; (b) extend the Offer and, subject to certain conditions and to your withdrawal rights as set forth in Section 5—"Withdrawal Rights," retain all Shares until the Expiration Date of the Offer as so extended; or (c) waive the unsatisfied condition (to the extent legally permissible) and accept for payment all Shares so tendered. For a description of our right to extend, terminate, amend or delay the Offer, see Section 2—"Extension of Tender Period; Termination; Amendment" and Section 15—"Conditions to the Offer."

        In accordance with Exchange Act Rule 14d-11, Purchaser expressly reserves the right to provide a subsequent offering period of between three and twenty business days (as such term is defined under Exchange Act Rule 14d-1(g)(3)) following the Expiration Date. If included, a subsequent offering period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender any Shares not tendered in the Offer. A subsequent offering period, if one is included, is not an extension of the Offer, which already would have been completed.

        Novartis US and Purchaser do not currently intend to include a subsequent offering period, although Novartis US and Purchaser reserve the right to do so in their sole discretion. As permitted by Exchange Act Rule 14d-7, no withdrawal rights will apply to Shares tendered during a subsequent offering period and no withdrawal rights will apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. If Novartis US and Purchaser, in their discretion, elect to include a subsequent offering period, Purchaser will pay the same applicable consideration to stockholders tendering Shares in the Offer or in the subsequent offering period. If Novartis US and Purchaser elect to provide a subsequent offering period, they will provide an announcement to that effect to a national news service no later than 9:00 a.m. New York City time, on the next business day after the Expiration Date for the Offer.

2.     Extension of Tender Period; Termination; Amendment.

        Under the Merger Agreement, we are required to extend the Expiration Date if, at the scheduled Expiration Date, any of the Tender Offer Conditions have not been satisfied or waived.

Pursuant to the Merger Agreement, each such extension will not exceed the number of days that we reasonably believe is necessary to cause the Tender Offer Conditions to be satisfied and will not, in any event, exceed 30 Business Days unless the parties to the Merger Agreement (with action by the Company requiring the approval of the Special Committee) otherwise agree. In addition, we further reserve the right to extend the Offer for a period of time not to exceed ten Business Days (i) on one occasion, in order to obtain the tender of a majority of the Public Shares (the "Requisite Tender Amount"), provided that, at the time of extension, at least 40% of the Public Shares have been tendered and not withdrawn, and (ii) on one occasion, in order to obtain 90% of the total outstanding Shares, provided that, at the time of extension, the number of Public Shares that have been tendered and not withdrawn is sufficient, together with other Shares owned by us, or to be acquired under the Santo Agreement, to constitute at least 80% of the total outstanding Shares. "Business Day" means any day that is not a Saturday, a Sunday or other day on which Banks are required or authorized by Law to be closed in The City of New York.

        We also have the right to extend the Offer for any period required by any applicable law.

        If we extend the Expiration Date, during such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw your Shares. Company stockholders may withdraw their Shares previously tendered at any time prior to the Expiration Date as it may be extended from time to time. See Section 5—"Withdrawal Rights."

        We expressly reserve the right to waive (to the extent legally permissible) any of the Tender Offer Conditions. We may not, without the prior written consent of the Company by action of the Special Committee, decrease the Offer Price or change the form of consideration, decrease the number of Public Shares sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Public Shares, except as may be provided in the Merger Agreement.

        Subject to the Merger Agreement, if we make a material change in the terms of the Offer or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law and the applicable regulations of the Securities and Exchange Commission (the "SEC"). The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, a tender offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price or the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten-business-day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date with the consent of the Special Committee, we decrease the number of Public Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to the Company stockholders, we will extend the Offer at least until the expiration of that period of ten business days. Under Exchange Act Rule 14d-1(g)(3), "business day" means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement, in the case of an extension of the Offer to be made no later than 9:00 a.m., New York City time, on the next business day (as such term is defined under Exchange Act Rule 14d-1(g)(3)) after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Exchange Act Rule 14e-1(d). Subject to applicable law (including Exchange Act Rules 14d-4(d) and 14d-6(c), which require that material changes in the information published, sent or given to any stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcements other than by issuing a press release through PR Newswire.

        If we extend the time during which the Offer is open, or if we delay the acceptance for payment of or payment for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf and those Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 5—"Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Exchange Act Rule 14e-1(c), which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the bidder's offer.

        The Merger Agreement will terminate automatically if the Santo Agreement is terminated and, at the time of such termination, none of the Santo Shares have been purchased by Novartis US or its affiliates, in which case the Offer, if then outstanding, will be abandoned. The Santo Agreement may be terminated by Santo or Novartis US on or after December 31, 2005 if the closing of the Santo Purchase has not occurred before that date. The Santo Agreement may also be terminated by the mutual written consent of Santo and Novartis US. See Subsection 12(b)—"The Merger Agreement—Termination" and Subsection 12(c)—"The Santo Agreement—Termination."

        At any time prior to the consummation of the Merger, the Merger Agreement may be terminated by the mutual written consent of the Company (by action of the Special Committee) and Novartis US, in which case the Offer and the Merger may be abandoned. Furthermore, if, following the completion of the Offer and the acceptance for payment or payment for any Public Shares tendered pursuant to the Offer, Novartis US or its Affiliates have not purchased the Requisite Tender Amount, the Merger Agreement will terminate. However, in such event, subject to applicable law, Novartis US will still have the right to thereafter designate each member of the Company Board. See Subsection 12(b)—"The Merger Agreement—Termination." Should the Offer be terminated pursuant to any of the foregoing provisions, all tendered Shares that have not been previously accepted for payment will be returned promptly to the tendering stockholders. See Subsection 12(b)—"The Merger Agreement—Termination."

3.     Acceptance for Payment and Payment.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for any and all Shares that are validly tendered on or prior to the Expiration Date and not properly withdrawn pursuant to the Offer as soon as we are permitted to do so under applicable law, subject to the satisfaction or waiver of the conditions set forth in Section 15—"Conditions to the Offer." For a description of our right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 2—"Extension of Tender Period; Termination; Amendment."

        If, prior to the Expiration Date, we increase the Offer Price, we will pay the increased Offer Price to all Company stockholders from whom we purchase Shares in the Offer, whether or not such Shares were tendered before the increase in price. As of the date of this Offer to Purchase, we have no intention to increase the Offer Price.

        For purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary. We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary. The Depositary will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 4—"Procedure for Tendering Shares")) and a properly completed and duly executed Letter of Transmittal and any other required documents. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 4—"Procedure for Tendering Shares."

        UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE OFFER PRICE PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. IF WE INCREASE THE OFFER PRICE, WE WILL PAY SUCH INCREASED OFFER PRICE FOR ALL SHARES PURCHASED PURSUANT TO THE OFFER.

        We reserve the right to transfer or assign, in whole or, from time to time, in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, in which case references to Purchaser in this Offer to Purchase will be references to the assignee or transferee, as the case may be, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

        If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility, as defined below), without expense to you, as promptly as practicable following the expiration or termination of the Offer.

4.     Procedure for Tendering Shares.

        Valid Tender of Shares.    To tender Shares pursuant to the Offer, either (1) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase (A) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal and (B) the share certificate(s) evidencing the Shares to be tendered (the "Share Certificates") or delivery of such Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery, including an Agent's Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (2) the guaranteed delivery procedure described below must be complied with.

        The method of delivery of Share Certificates and all other required documents, including delivery through the Book-Entry Transfer Facility (as defined below), is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary including, in the case of a book-entry transfer, by Agent's Message. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of this Letter of Transmittal and that Purchaser may enforce that agreement against the participant.

        DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        Signature Guarantees.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc. (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (1) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (2) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1–5 of the Letter of Transmittal.

        If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1-5 of the Letter of Transmittal.

        If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of Share Certificates.

        Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer and cannot deliver such Share Certificates and all other required documents to the Depositary by the Expiration Date, or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

  (a)
  such tender is made by or through an Eligible Institution;

  (b)
  a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by Purchaser is received by the Depositary (as provided below) by the Expiration Date; and

  (c)
  the Share Certificates (or a confirmation of a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice. The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured.

        Backup Withholding.    Under U.S. federal income tax law, the Depositary may be required to withhold a portion of any payments made to certain stockholders pursuant to the Offer or the Merger. In order to avoid such backup withholding, you must provide the Depositary with your correct taxpayer identification number ("TIN") and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder, and payment of cash to the stockholder pursuant to the Offer or the Merger may be subject to backup withholding. All stockholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a properly completed Form W-8 BEN (or successor form) in order to avoid backup withholding with respect to payments made to you.

        Grant of Proxy.    By executing a Letter of Transmittal (or delivering an Agent's Message), you irrevocably appoint designees of Purchaser as your proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting). The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer.

        This Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's stockholders. Any solicitation of proxies which Purchaser or Novartis US might make will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Exchange Act.

        The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (1) you own the Shares being tendered and (2) you have the full power and authority to tender, sell, assign and transfer the Shares tendered free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer. Persons tendering Shares will, upon request, be required to execute and deliver any additional documents deemed to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered and to verify the accuracy of any representations and warranties made.

        Validity.    We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. Our interpretation of the terms and conditions of the Offer will be final and binding. None of Novartis AG, Novartis US, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.     Withdrawal Rights.

        Other than during a subsequent offering period, if one is provided, you may withdraw tenders of Shares made pursuant to the Offer at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after July 21, 2005, unless such Shares have been accepted for payment as provided in this Offer to Purchase.

        If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares pursuant to the Offer for any reason or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section.

        To withdraw tendered Shares, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 4—"Procedure for Tendering Shares," at any time prior to the Expiration Date.

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination will be final and binding. None of Novartis AG, Novartis US, Purchaser, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

        If Purchaser provides a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during that subsequent offering period or to Shares tendered in the Offer and accepted for payment.

6.     Certain U.S. Federal Income Tax Consequences.

        The following is a general summary of certain U.S. federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer, or whose Shares are converted into cash in the Merger. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date of this Offer to Purchase, all of which may change, possibly with retroactive effect. The summary is for general information only and does not purport to address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances. The summary applies only to stockholders who hold their Shares as capital assets and may not apply to stockholders subject to special rules under the Code, including, without limitation, persons who acquired their Shares upon the exercise of stock options or otherwise as compensation, financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, partnerships or other entities treated as partnerships or flow-through entities for U.S. federal income tax purposes, tax-exempt organizations, persons who are subject to alternative minimum tax, persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction or other integrated investment, or persons that have a functional currency other than the United States dollar. This summary does not discuss the U.S. federal income tax consequences to any stockholder of the Company who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any state, local or foreign tax consequences of the Offer or the Merger.

        BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH STOCKHOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS OR ANY U.S. FEDERAL TAX LAWS OTHER THAN THE U.S. FEDERAL INCOME TAX LAWS.

        The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Any such gain or loss generally will be long-term capital gain or loss if the stockholder has held the Shares for more than one year. Certain limitations apply to the use of capital losses.

7.     Price Range of Company Common Stock; Dividends.

        The Shares are listed on the Nasdaq National Market under the symbol "ELAB." The following table shows the high and low closing sales prices of the Shares for all periods during the last two years. Share prices are as reported on the Nasdaq National Market based on published financial sources. The nominal closing sales prices listed below for fiscal year 2003 are adjusted to reflect a 2-for-1 stock split that occurred on June 2, 2004. According to the Company's Quarterly Report filed with the SEC on Form 10-Q for the quarterly period ended March 31, 2005, as of May 5, 2005, 88,884,564 Shares were outstanding.

	High	Low
FY 2003
First Quarter	$13.49	$9.98
Second Quarter	18.59	13.37
Third Quarter	20.88	15.09
Fourth Quarter	27.39	19.07
FY 2004
First Quarter	$33.54	$22.37
Second Quarter	44.46	32.40
Third Quarter	40.08	21.70
Fourth Quarter	27.83	21.73
FY 2005
First Quarter	$30.57	$24.53

        On February 4, 2005, the last trading day prior to media speculation about a possible takeover of the Company, the reported closing price on the Nasdaq National Market for the Shares was $24.75. Therefore, the Offer Price represents approximately a 25% premium to the reported closing price of the Shares on the last trading day prior to media speculation about a possible takeover of the Company. On February 18, 2005, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported closing price on the Nasdaq National Market for the Shares was $27.92. On May 20, 2005, the last full day of trading prior to the date of this Offer to Purchase, the reported closing price on the Nasdaq National Market for the Shares was $30.15.

PRIOR TO DETERMINING WHETHER TO TENDER YOUR SHARES, WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

8.     Effect of the Offer on the Market for the Company Common Stock; Registration Under the Exchange Act; Margin Regulations.

        The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. The extent of the public market for the Shares and the availability of quotations depends upon the number of stockholders holding the Shares, the aggregate market value of the Shares remaining at such time, the interest of maintaining a market in the Shares on the part of any securities firms, and other factors.

        Depending upon the number of Shares purchased pursuant to the Offer, the Shares that are not owned by Novartis AG, Novartis US, Purchaser or their subsidiaries may no longer meet the requirements for continued inclusion in the Nasdaq National Market, which require that an issuer have either (1) at least 750,000 publicly held shares with a market value of at least $5 million, held by at least 400 stockholders of round lots, and stockholders' equity of at least $10 million, or (2) at least 1,100,000 publicly held shares with a market value of at least $15 million, held by at least 400 stockholders of round lots, and either (A) a market value of listed securities of at least $50 million or (B) total assets and total revenue of $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the Nasdaq Stock Market with quotations published in its Nasdaq Smallcap Market, but if the number of round lot holders of Shares were to fall below 300, or if the number of publicly held Shares were to fall below 500,000, or there were not at least two registered and active market makers for the Shares, the rules of The Nasdaq Stock Market, Inc. provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by Company directors, Company officers, or beneficial owners of more than 10% of the Shares will not be considered as being publicly held for this purpose. If, as a result of the purchase of the Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements for continued inclusion in any tier of the Nasdaq Stock Market and the Shares are no longer included in any tier of the Nasdaq Stock Market, the market for Shares could be adversely affected.

        In the event that the Shares no longer meet the requirements for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors. There can be no assurance that there will be an active market for the Shares following the completion of the Offer. If the Merger does not occur and there is not an active market for the Shares, the value of the remaining Shares may be negatively affected.

        The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. This would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Exchange Act Rule 13e-3 with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended. According to American Stock Transfer & Trust Company, the transfer agent for the Company, as of May 16, 2005, there were 23 record holders of Shares.

        Pursuant to the Merger Agreement, following the completion of the Offer, Novartis US and Purchaser are required to use their reasonable best efforts to keep the Shares quoted for trading on the Nasdaq National Market as long as the Company is required to be registered under the Exchange Act and satisfies the Nasdaq National Market's listing standards (other than standards entirely within the Company's control).

        The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors, such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities"

for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers.

9.     Certain Information Concerning the Company.

        General.    The Company is a Delaware corporation, with principal executive offices at 1999 Marcus Avenue, Lake Success, NY 11042. The telephone number for the Company's executive office is (516) 478-9700. The Company reported the following information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and the following description of the Company and its business is qualified in its entirety by reference to such reports.

        The Company is a generic pharmaceutical company engaged in developing, licensing, manufacturing, selling and distributing a broad range of prescription pharmaceutical products primarily in the United States. The Company focuses primarily on drugs in a broad range of solid oral dosage forms, utilizing both immediate and sustained release delivery, in tablet, multiple layer tablet, film-coated tablet and capsule forms. The Company does not depend on any single drug or therapeutic category for a majority of its sales. For the year ended December 31, 2004, the Company generated sales and operating income of approximately $431.0 million and $172.6 million, respectively, and had total assets of approximately $545.2 million.

        OTHER AVAILABLE INFORMATION.    THE COMPANY IS SUBJECT TO THE INFORMATIONAL REQUIREMENTS OF THE EXCHANGE ACT AND IN ACCORDANCE THEREWITH FILES PERIODIC REPORTS, PROXY STATEMENTS AND OTHER INFORMATION WITH THE SEC RELATING TO ITS BUSINESS, FINANCIAL CONDITION AND OTHER MATTERS. THE COMPANY IS REQUIRED TO DISCLOSE IN SUCH PROXY STATEMENTS CERTAIN INFORMATION, AS OF PARTICULAR DATES, CONCERNING THE COMPANY'S DIRECTORS AND OFFICERS, THEIR REMUNERATION, STOCK OPTIONS GRANTED TO THEM, THE PRINCIPAL HOLDERS OF THE COMPANY'S SECURITIES AND ANY MATERIAL INTEREST OF SUCH PERSONS IN TRANSACTIONS WITH THE COMPANY. SUCH REPORTS, PROXY STATEMENTS AND OTHER INFORMATION MAY BE INSPECTED AND COPIED AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT JUDICIARY PLAZA, 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549. PLEASE CALL THE SEC AT 1-800-SEC-0330 FOR FURTHER INFORMATION ON THE PUBLIC REFERENCE FACILITIES. COPIES OF SUCH MATERIAL CAN ALSO BE OBTAINED AT THE WEB SITE MAINTAINED BY THE SEC AT HTTP://WWW.SEC.GOV.

        EXCEPT AS OTHERWISE STATED IN THIS OFFER TO PURCHASE, THE INFORMATION CONCERNING THE COMPANY CONTAINED HEREIN HAS BEEN TAKEN FROM OR IS BASED UPON REPORTS AND OTHER DOCUMENTS ON FILE WITH THE SEC OR OTHERWISE PUBLICLY AVAILABLE. WE TAKE NO RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN ANY SUCH REPORTS AND OTHER DOCUMENTS OR FOR ANY FAILURE BY THE COMPANY TO DISCLOSE EVENTS THAT MAY HAVE OCCURRED AND MAY AFFECT THE SIGNIFICANCE OR ACCURACY OF ANY SUCH INFORMATION CONTAINED IN SUCH REPORTS AND OTHER DOCUMENTS BUT THAT ARE UNKNOWN TO US.

10.  Certain Information Concerning Novartis AG, Novartis US and Purchaser.

        General.    Purchaser is a Delaware corporation incorporated on February 16, 2005 with principal executive offices at 608 Fifth Avenue, New York, NY 10020 and is an indirect wholly owned subsidiary of Novartis US. The telephone number of Purchaser's principal executive offices is (212) 307-1122. Purchaser was formed solely for the purposes of engaging in the Offer and the Merger. To date, Purchaser has engaged in no activities other than those incident to its formation and the commencement of the Offer.

        Novartis US is a New York corporation with principal executive offices at 608 Fifth Avenue, New York, NY 10020 and is an indirect wholly owned subsidiary of Novartis AG. The telephone number of Novartis US's executive offices is (212) 307-1122. Novartis AG's group of companies is a world leader in the discovery, development, manufacture and marketing of prescription medications, and Novartis US indirectly owns most of the companies of the Novartis AG group operating in the U.S.

        Except as set forth elsewhere in this Offer to Purchase: (a) none of Novartis AG, Novartis US, or Purchaser or, to the knowledge of Novartis AG, Novartis US, or Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Novartis AG, Novartis US, or Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, (b) neither Novartis AG, Novartis US, or Purchaser nor, to the knowledge of Novartis AG, Novartis US, or Purchaser, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days, (c) neither Novartis AG, Novartis US, or Purchaser nor, to the knowledge of Novartis AG, Novartis US, or Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations), (d) in the past two years, there have been no transactions that would require reporting under the rules and regulations of the SEC between Novartis AG, Novartis US, or Purchaser or any of their respective subsidiaries, or, to the knowledge of Novartis AG, Novartis US, or Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, and (e) in the past two years, there have been no contacts, negotiations or transactions between Novartis AG, Novartis US, or Purchaser or any of their respective subsidiaries, or, to the knowledge of Novartis AG, Novartis US, or Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws.

        Certain Litigation With the Company.    In August 2000, Novartis Pharmaceuticals Corporation, Novartis AG, Novartis Pharma AG, and Novartis International Pharmaceutical Ltd. filed a complaint in the United States District Court for the District of Delaware alleging, among other things, that the Company's generic cyclosporine product infringes a patent owned by the Novartis entities. In December 2002, the United States District Court for the District of Delaware granted the Company's motion for summary judgment of non-infringement of the patent. In April 2004, the United States Court of Appeals for the Federal Circuit affirmed the judgment of the Delaware district court that the Company's generic cyclosporine product does not infringe the portent patent. The Novartis entities' request for a rehearing by the United States Appeals Court is pending.

        Available Information.    Novartis AG is a foreign private issuer as defined in Exchange Act Rule 3b-4 and is subject to the Exchange Act reporting requirements applicable to foreign private issuers. In accordance therewith, it files periodic reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information should be available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to the Company in Section 9—"Certain Information Concerning the Company."

11.  Background of the Offer; Past Contacts or Negotiations with the Company.

        As part of its ongoing business development activities, Novartis AG's group of companies (collectively, "Novartis") continually reviews opportunities for business combinations. In this connection, Novartis identified Hexal, a privately-held German generics company, as a company that could be of strategic benefit to Novartis' generics franchise.

        In June 2003, Novartis International AG ("Novartis International") approached Hexal to discuss the possibility of a sale. Also in June 2003, Novartis International began working with Goldman, Sachs & Co. ("Goldman Sachs") to assist Novartis International in considering a transaction with Hexal.

        Exploratory meetings took place between representatives of Novartis and Hexal in February and April 2004. In April, Hexal informed Novartis that its management would make a presentation and provide an information package on the business in June 2004. The presentation was subsequently delayed until September 2004.

        On September 30, 2004, discussions commenced regarding a possible acquisition of Hexal by Novartis. As part of the contemplated acquisition of Hexal by Novartis, Dr. Thomas Strüngmann and Dr. Andreas Strüngmann, on behalf of the Strüngmann family, the owners of Hexal, who also indirectly own the Santo Shares through Santo, expressed their interest in selling the Santo Shares as well.

        On November 8, 2004, Dr. Raymund Breu, the Chief Financial Officer of Novartis AG, had a telephone conversation with Dr. Bernhard Hampl, the Chief Executive Officer of the Company, to arrange an introductory meeting between various representatives of Novartis and Dr. Hampl. During this meeting, which took place on November 16, 2004, Dr. Hampl delivered a company presentation and answered questions related to the business.

        As a follow up meeting to the November 16 meeting, on December 17, 2004, representatives of Novartis and Dr. Hampl discussed the Company's research and development strategy and product pipeline during a conference call.

        At a meeting on January 19, 2005, Novartis AG's board of directors reviewed the potential acquisition of the Company. In light of the advancing progress of the Hexal discussions and the interest of the Strüngmann family in selling the Santo Shares, Novartis AG's board of directors decided to pursue a joint acquisition of Hexal and the Company.

        From January 26, 2005 to January 28, 2005, representatives of Novartis and its advisors held discussions with representatives of Hexal and the Strüngmann family and their advisors regarding a nonbinding Memorandum of Understanding (the "MoU") for a potential acquisition of Hexal and the Company. The MoU described certain terms of a proposed acquisition of Hexal by Novartis International, including a purchase price of €4,500,000,000 (including €165 million net debt) with economic effect as of January 1, 2005. The MoU also described certain terms of a proposed acquisition of the Company, subject to the approval of the Company Board, including the independent directors on the Company Board. The MoU described that Novartis International or one or more of its affiliates would acquire or have an option to acquire the Santo Shares for a purchase price of €1,300,000,000, regardless of whether the public shareholders of the Company received a higher price per Public Share. The MoU described certain additional conditions to the proposed transactions, including completion of due diligence and definitive documentation. The MoU also included provisions regarding confidentiality, business integration and noncompetition by Dr. Thomas Strüngmann and Dr. Andreas Strüngmann. On January 30, 2005, Novartis International and Dr. Thomas Strüngmann and Dr. Andreas Strüngmann entered into the MoU and the parties agreed to negotiate exclusively with each other with respect to the potential transactions.

        On January 31, 2005, Dr. Breu contacted Dr. Hampl and Mark Patterson, an independent member of the Company Board, to inform them of Novartis' intention to acquire the Santo Shares and its desire to also acquire the Public Shares. Novartis indicated that it desired to perform a due diligence investigation of the Company. Dr. Hampl suggested that the parties enter into a confidentiality agreement and requested that Novartis International provide a first draft of the agreement.

        On February 2, 2005, Novartis sent a draft Confidentiality Agreement to the Chief Financial Officer of the Company. Also on that day, the Special Committee retained Simpson, Thacher & Bartlett LLP as its legal counsel.

        On February 3, 2005, Mr. Patterson informed Novartis that the Company Board had constituted the Special Committee, consisting of Mr. Patterson and Douglas Karp, another independent director, to consider the proposed transaction.

        On February 4, 2005, upon the request of the Special Committee, Novartis submitted to the Special Committee a preliminary non-binding indication of interest at $25 to $28 per Share. Also on that day, the Special Committee retained Merrill Lynch & Co. ("Merrill Lynch") as its financial advisor.

        On February 7–8, 2005, representatives of Novartis carried out site visits of the Company's two production facilities in Wilson, NC and Laurelton, NY.

        On or around February 9, 2005, Novartis International engaged Wachtell, Lipton, Rosen & Katz as special counsel to assist it in considering a transaction with the Company.

        The Confidentiality Agreement was negotiated over the period from February 3 to 11, 2005, by Novartis International, Novartis US, the Company, the Special Committee and their respective advisers. At the request of the Special Committee, the Confidentiality Agreement included a standstill provision restricting the ability of Novartis US and its affiliates to acquire Public Shares (subject to certain exceptions) for a one-year period and a provision that committed Novartis US, if it or its affiliates acquired the Santo Shares, to make a tender offer for any and all of the Public Shares at a price per Share equal to the dollar equivalent value of the amount of Euro paid for the Santo Shares (calculated as of the date of the agreement to acquire the Santo Shares), and, if a majority of the Public Shares were tendered in that tender offer, to effect a merger to acquire the remaining Public Shares at the same price. At the request of the Special Committee, Novartis US confirmed that it had no intention of reducing the amount that it would pay for the Santo Shares in return for an increase in other consideration to be paid to the owners of the Santo Shares and, were Novartis US to do so, the tender offer price for the Public Shares would not be reduced.

        On February 10, 2005, Thomas Strüngmann called Dr. Breu and indicated that, based on discussions he had with the Special Committee, he believed that the Special Committee would approve a transaction at a price of $32.50 for the Public Shares. Dr. Strüngmann indicated to Dr. Breu that he hoped that Novartis would be able to secure the approval of the Special Committee and, if Novartis were willing to increase the price it was willing to offer for the Public Shares, the Strüngmann family might consider contributing a portion of the additional purchase price to the holders of the Public Shares.

        The parties signed the Confidentiality Agreement on February 11, 2005. Later on February 11, 2005, representatives of Novartis commenced a due diligence investigation of the Company, including meeting with Company executives.

        On February 13, 2005, Novartis proposed a draft Merger Agreement to the Company and the Special Committee. Over the period between February 13-17, representatives of Novartis, the Company, the Special Committee and their respective advisors negotiated and agreed upon most of the key terms of the Merger Agreement other than the price to be offered for the Public Shares. At the request of the Special Committee, the draft merger agreement provided that Novartis US would, in connection with acquiring the controlling block of Santo Shares, offer the public shareholders of the Company an opportunity to participate in the sale of control by means of a tender offer for any and all Public Shares at the price to be agreed between Novartis US and the Special Committee. Novartis US also agreed in principle with the Special Committee's request that, if a majority of the Public Shares were tendered into the tender offer, Novartis US would effect a merger to acquire the remaining shares at the offer price, and that if less than a majority of the Public Shares were tendered into the tender offer, it would refrain from effecting a merger until February 11, 2006 (other than a short-form merger at the same offer price if it subsequently owned 90% or more of the outstanding shares of the Company), but would only acquire additional Public Shares through voluntary transactions prior to that date. The draft merger agreement also provided that the Company Board and the Special Committee would recommend the transaction to the Company's public shareholders and approve the transactions (including approval of the acquisition of the Santo Shares, the tender offer and the Merger for purposes of Section 203 of the DCGL, although Novartis US indicated that it did not believe that such approval would be required for the Merger following its purchase of the Santo Shares).

        On February 15, 2005, Goldman Sachs, on behalf of Novartis, communicated to Merrill Lynch an indicative offer of $28.50 per Public Share. On behalf of the Special Committee, Merrill Lynch rejected this indicative offer and did not provide a counterproposal.

        On February 16, 2005, Goldman Sachs, on behalf of Novartis, communicated to Merrill Lynch a revised proposal of $29.00 per Public Share. Again, after discussions with the Special Committee, Merrill Lynch rejected this proposal without providing a counterproposal.

        Over the period between February 7-17, Novartis International and Hexal and their respective advisors, negotiated the terms of an agreement for the purchase of Hexal. Following its due diligence investigation of Hexal, Novartis reduced the price to be paid for Hexal to €4,350,000,000 due to a reduction in Hexal's expected profits for 2004 (subject to adjustment for certain events), but in exchange for the Hexal price reduction, the parties agreed that the purchase price would bear interest from and after January 1, 2005 through the closing under the Hexal Agreement at an annualized rate of 1% above the three-months Euro Interbank Offering Rate (EURIBOR). On February 16-17, Novartis (Deutschland) GmbH ("Novartis Deutschland"), an affiliate of Novartis AG, entered into the Hexal Agreement with members of the Strüngmann family. While the Hexal Agreement was finalized and notarized on February 17, 2005, it was not ratified. Pursuant to German law, the Hexal Agreement was subject to ratification by each of the parties thereto before becoming binding on the parties.

        During the period between February 12-18, Novartis and Santo and their respective advisors negotiated the Santo Agreement for the purchase of the Santo Shares for a price of €1,300,000,000 plus interest from January 1, 2005 through the closing of the Santo Purchase at an annualized rate of 1% above the three-months EURIBOR (which was equivalent to $28.45 per Santo Share as of the date on which the Santo Agreement was signed based upon accrued interest through such date at the interest rate provided for in the Santo Agreement and the Euro-dollar exchange rate, both as of the close of business on February 18, 2005 (the last business day prior to the date on which the Santo Agreement was signed)). On February 15, Dr. Thomas Strüngmann indicated to Novartis that any consideration to the holders of the Public Shares above the price being received for the Santo Shares would be at Novartis' cost. During the February 12-18 negotiation period, Novartis and Santo agreed that Novartis US's obligation to purchase the Santo Shares would be conditioned upon the prior or contemporaneous closing of the purchase under the Hexal Agreement and upon the contemporaneous closing of a tender offer for the Public Shares but that the seller's obligations under the Santo Agreement would not be conditioned upon the closing of such transactions. Novartis US and Santo did not enter into the Santo Agreement pending developments in the discussions between Novartis and the Special Committee.

        On February 17, 2005, Dr. Breu had a telephone conversation with Mr. Patterson, in which Dr. Breu reiterated the proposal by Novartis to pay $29.00 per Public Share and Mr. Patterson indicated that the Special Committee would be willing to consider a transaction at a price of $32.25 per Public Share.

        On February 18, 2005, Dr. Breu had several telephone conversations with Mr. Patterson to discuss a price at which the Special Committee would be willing to approve a transaction and recommend the transaction to the holders of the Public Shares. Dr. Breu communicated that Novartis was willing to increase its offer for the Public Shares to $29.50 per Public Share, but Mr. Patterson indicated that $29.50 was too low. The Special Committee indicated that it would consider a price of $31.75 per Public Share.

        On February 19, 2005, Dr. Daniel Vasella, the Chairman of Novartis AG, met with Mr. Patterson and indicated that Novartis would be willing to offer $31.00 per Public Share as its best and final offer on the basis that the transaction be promptly approved by the Special Committee and that the Special Committee recommend that the holders of Public Shares tender their Shares. Mr. Patterson said he would be willing to recommend that the Special Committee accept that price and would advise Novartis after the meeting of the Special Committee.

        On February 20, 2005, the advisers of the Special Committee advised Novartis and its advisors as follows: the Special Committee and the Company Board met with their respective legal and financial advisers on February 19, 2005 to consider Novartis' proposal; at that meeting, Merrill Lynch delivered to the Special Committee its oral opinion (which opinion was delivered in writing on February 20, 2005) that, as of that date and based on the factors set forth in the opinion, the consideration being offered for the Public Shares was fair to the holders of those shares from a financial point of view; also at that meeting, the Special Committee and the Company Board approved Novartis US's purchase of the Santo Shares, including for purposes of Section 203 of the DGCL, approved the Merger Agreement pursuant to which Novartis US would make a tender offer for the Public Shares at a price of $31.00 per Share and would effect a merger at the same price if a majority of the Public Shares were tendered into the offer, and resolved to recommend that holders of the Public Shares tender such shares to Novartis US and adopt the Merger Agreement.

        Later on February 20, 2005, Santo, Novartis US and Novartis AG entered into the Santo Agreement, the parties to the Hexal Agreement ratified the Hexal Agreement, and Novartis AG, Novartis US, Purchaser and the Company entered into the Merger Agreement.

12.  Purpose of the Offer; the Merger Agreement; the Santo Agreement; Statutory Requirements; Appraisal Rights; "Going Private" Transactions; Plans for the Company

        YOU SHOULD NOT RELY UPON THE REPRESENTATIONS AND WARRANTIES IN THE MERGER AGREEMENT OR THE SANTO AGREEMENT OR THE DESCRIPTION OF THEM IN THIS OFFER TO PURCHASE AS STATEMENTS OF FACTUAL INFORMATION ABOUT NOVARTIS AG, NOVARTIS US, PURCHASER, SANTO, THE COMPANY OR ANY OTHER PERSON OR ENTITY. THESE REPRESENTATIONS AND WARRANTIES WERE MADE BY THE RESPECTIVE PARTIES ONLY FOR PURPOSES OF THE MERGER AGREEMENT AND THE SANTO AGREEMENT, WERE MADE SOLELY TO THE RESPECTIVE PARTIES IN EACH SUCH AGREEMENT AS OF THE DATE OF EACH SUCH AGREEMENT AND ARE SUBJECT TO MODIFICATION OR QUALIFICATION BY OTHER DISCLOSURES MADE IN CONNECTION THEREWITH. THE REPRESENTATIONS AND WARRANTIES ARE REPRODUCED AND SUMMARIZED IN THIS OFFER TO PURCHASE SOLELY TO PROVIDE INFORMATION REGARDING THE TERMS OF THE MERGER AGREEMENT AND THE SANTO AGREEMENT AND NOT FOR ANY OTHER PURPOSE.

        (a)   Purpose.    The purpose of the Offer and the Merger is to acquire the entire equity interest in the Company. The Offer is intended to facilitate the acquisition of all of the Shares not purchased pursuant to the Santo Agreement or acquired indirectly pursuant to the Hexal Agreement. The purpose of the Merger is to acquire all of the Shares not purchased pursuant to the Santo Agreement or the Offer, indirectly acquired pursuant to the Hexal Agreement, or otherwise.

        (b)   The Merger Agreement.    The following summary description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as an exhibit to the Tender Offer Statement on Schedule TO that Novartis US and Purchaser have filed with the SEC, which you may examine and copy as set forth in Section 9—"Certain Information Concerning the Company."

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 15—"Conditions of the Offer," Purchaser will purchase any and all Shares validly tendered and not withdrawn pursuant to the Offer. The Merger Agreement provides that, without the prior written consent of the Company by action of the Special Committee, Purchaser will not decrease the price to be paid in the Offer or change the form of consideration payable in the Offer, decrease the number of Public Shares sought to be purchased in the Offer, impose conditions to the Offer in addition to those set forth in Section 1.1 of the Merger Agreement or amend any other term of the Offer in a manner adverse to the holders of Public Shares.

        Under the Merger Agreement, Novartis US and Purchaser are required to extend the Expiration Date if at the scheduled Expiration Date any of the Tender Offer Conditions have not been satisfied or waived. Pursuant to the Merger Agreement, each such extension will not exceed the number of days that Novartis US and Purchaser reasonably believe is necessary to cause the Tender Offer Conditions to be satisfied and will not, in any event, exceed 30 Business Days unless the parties to the Merger Agreement (with action by the Company requiring the approval of the Special Committee) otherwise agree. Novartis US and Purchaser further reserve the right to extend the Offer for a period of time not to exceed ten Business Days (i) on one occasion in order to obtain the tender of a majority of the Public Shares (which is sometimes referred to herein as the "Requisite Tender Amount"), provided that at the time of extension at least 40% of the Public Shares have been tendered and not withdrawn, and (ii) on one occasion in order to obtain 90% of the total outstanding Shares, provided that at the time of extension the number of Public Shares that have been tendered and not withdrawn is sufficient, together with other Shares owned by Novartis US and Purchaser, or to be acquired under the Santo Agreement, to constitute at least 80% of the total outstanding Shares.

        Novartis US and Purchaser also have the right to extend the Offer for any period required by applicable law. In addition, Purchaser and Novartis US may provide one subsequent offering period of between three and 20 business days.

        Recommendation.    The Company represented and warranted to Novartis US and Purchaser in the Merger Agreement that both the Company Board and the Special Committee, at a meeting duly called at which a quorum was present throughout, (i) determined by unanimous vote that each of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, is fair to and in the best interests of the Company and its stockholders other than Santo, (ii) approved the Santo Purchase, the Offer, the Merger and the Merger Agreement in accordance with the DGCL, (iii) recommended acceptance and approval of the Offer and adoption of the Merger Agreement by the Company's stockholders, and (iv) took all other action within the Company Board's and the Special Committee's power to render Section 203 of the DGCL, if applicable, inapplicable to the Santo Purchase, the Offer and the Merger. The Company further represented and warranted that Merrill Lynch delivered to the Special Committee its written opinion dated February 20, 2005, subject to the qualifications therein set forth, to the effect that, as of the date of the Merger

Agreement, the consideration to be received by the holders of Public Shares pursuant to the Offer and the Merger is fair, from a financial point of view, to such stockholders. See Annex II to the Company's Schedule 14D-9.

        Directors.    The Merger Agreement provides that, subject to compliance with applicable law, Novartis US, promptly upon the date on which Purchaser becomes obligated to accept any Public Shares for payment pursuant to the Offer (the "Acceptance Date"), and from time to time thereafter, will be entitled to designate each member of the Company Board, and the Company will take all actions necessary to cause Novartis US's designees to be elected, including, if necessary, seeking the resignations of one or more existing directors and prior to the Acceptance Date removing any potential restriction on the ability of any Novartis US designees to serve on the Company Board. However, if Novartis US and Purchaser have obtained a majority of the Public Shares, then until the Merger becomes effective (see "—The Merger" below), Novartis US and Purchaser will allow the members of the Special Committee or their designees to remain on the Company Board, provided that if both of the members of the Special Committee are unwilling or unable to remain on the Company Board and neither has designated a replacement, Novartis US will be permitted to replace such members with other independent directors, who will thereafter be deemed the "Special Committee" (although such independent directors shall not have the authority to decrease the consideration to be paid in connection with the Merger).

        The Merger.    If a majority of the Public Shares are tendered in the Offer, under the Merger Agreement, Novartis US is obligated to and will cause a merger of Purchaser and the Company in which all outstanding Shares that are not purchased in the Offer (other than Shares owned by the Company or by Novartis AG or any of its subsidiaries) will be cancelled and automatically converted into the right to receive the Offer Price in cash, without interest. The Merger Agreement provides that, at the Effective Time (as defined below), Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation") and an indirect wholly owned subsidiary of Novartis US. The Merger will become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as will be agreed upon by Novartis US and the Company and specified in the Certificate of Merger (the "Effective Time").

        Charter, By-Laws, Directors and Officers.    At the Effective Time, the certificate of incorporation of Purchaser, as in effect immediately prior to the Effective Time, will be amended in its entirety to read the same as the certificate of incorporation of the Surviving Corporation until amended as provided therein or by the DGCL and the by-laws of Purchaser, as in effect immediately prior to the Effective Time, will be amended in its entirety to read the same as the by-laws of the Surviving Corporation until amended as provided therein, in the Surviving Corporation's certificate of incorporation or in accordance with the DGCL. The indemnification and exculpation provisions of the certificate of incorporation and by-laws of the Company as in effect on February 20, 2005 will be included in the certificate of incorporation and by-laws of the Surviving Corporation and may not be amended, repealed or otherwise modified for a period of six years from the Acceptance Date in any manner that would adversely affect the rights under those provisions of all present and former directors, officers or employees of the Company. From and after the Effective Time, the officers of the Company will be the officers of the Surviving Corporation and the directors of the Purchaser will be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

        Company Stockholder Meeting.    In the event that a majority of the Public Shares are tendered in the Offer, the Merger Agreement requires that the Company, in accordance with applicable law and if required by applicable law in order to consummate the Merger, will (a) duly call, give notice of, convene and hold a special meeting of the Company stockholders (the "Special Meeting") as soon as practicable following the Acceptance Date for the purpose of considering and taking action upon the Merger Agreement; (b) prepare and file with the SEC a preliminary proxy statement or information statement relating to the Merger Agreement and any other required filings, and use its reasonable efforts (1) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined below) and, after consultation with Novartis US, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy or information statement and any other required documents to be mailed to the Company stockholders (the "Proxy Statement") and (2) to obtain the necessary approvals for the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement by the Company stockholders; and (c) subject to the terms of the Merger Agreement (including the right of the Special Committee to modify or withdraw its recommendation under certain circumstances), include, if required, in the Proxy Statement the recommendation of the Company Board and the Special Committee that the stockholders of the Company adopt the Merger Agreement.

        Novartis US has agreed in the Merger Agreement that it will vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of Novartis US's other affiliates or with respect to which it or any of its affiliates has the power to vote or cause to be voted, in favor of the approval of the Merger Agreement.

        The Merger Agreement further provides that, notwithstanding the foregoing, if Novartis US, Purchaser or any other of Novartis US's subsidiaries acquires at least 90% of the total outstanding Shares following the purchase of the Santo Shares and the completion of the Offer, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the payment by Purchaser for Shares pursuant to the Offer without a meeting of the Company stockholders in accordance with Section 253 of the DGCL. Appraisal rights will be available to Company stockholders who do not tender their Shares in the Offer and subsequently do not vote in favor of the Merger (if a stockholder vote is required to approve the Merger), if such Company stockholders comply with applicable procedures under Delaware law. See Subsection 12(e)—"Appraisal Rights."

        Conversion of Securities.    By virtue of the Merger and without any further action on the part of the Company stockholders, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (a) any Shares owned by the Company directly as treasury stock or by Novartis AG or any of its subsidiaries (other than in a representative or fiduciary capacity), and (b) Shares held by a holder that is entitled to demand and properly demands appraisal for those Shares ("Dissenting Shares") in accordance with the provisions of Section 262 of the DGCL ("Section 262"), which Appraisal Shares will only be entitled to the rights granted under Section 262), will be canceled and cease to exist, and will be converted into and represent the right to receive the Merger Consideration. If a Company stockholder fails to validly perfect or loses the right to appraisal under Section 262 or if a court of competent jurisdiction determines that the Company stockholder is not entitled to the relief provided by Section 262, then the rights of the Company stockholder under Section 262 will cease, and the Appraisal Shares will be deemed to have been converted at the Effective Time into, and will have become, the right to receive the Merger Consideration without interest as provided above. See Subsection 12(e)—"Appraisal Rights."

        Treatment of Stock Options.    The Merger Agreement provides that, as of the Effective Time, each unexpired and unexercised outstanding option granted or issued under any employee stock option or compensation plan or arrangement of the Company (each, a "Company Option") will automatically be cancelled, and the holder of a Company Option will receive as soon as reasonably practicable following the Effective Time a cash payment equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option and (b) the number of Shares issuable upon exercise of such Company Option.

        Representations and Warranties.    Pursuant to the Merger Agreement, Novartis US and Purchaser have made customary representations and warranties to the Company with respect to, among other matters, Novartis US and Purchaser's organization and standing, corporate power and authority, conflicts, consents and approvals, required funds, and ownership of Company stock. The Company has made customary representations and warranties to Novartis US and Purchaser with respect to, among other matters, its organization and standing, its subsidiaries, corporate power and authority, capitalization, conflicts, Company reports and financial statements, undisclosed liabilities, absences of certain changes, litigation, actions under state takeover laws, brokers' and finders' fees, and the opinion of the Special Committee Financial Advisor.

        HSR Act Filings; Reasonable Efforts; Notification.    The Merger Agreement obligates (a) each of Novartis US and the Company to make or cause to be made the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and any other applicable antitrust laws, to comply with information requests of any governmental authority and to cooperate with the other party in connection with any such filings, and (b) each of Novartis US and the Company to use their reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, all things necessary, proper or advisable to consummate and make effective the Offer, the Merger and the transactions contemplated by the Merger Agreement.

        Public Announcements.    The Merger Agreement provides that, unless required by applicable law or listing agreements with or rules of any national securities exchange or national market system on which such party's securities are listed or traded, the Company and Novartis US will consult with the other before issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and the transactions contemplated by the Merger Agreement.

        Indemnification; Directors' and Officers' Insurance.    Pursuant to the Merger Agreement, for a period of six years from the Acceptance Date, the indemnification and exculpation provisions of the certificate of incorporation and by-laws of the Surviving Corporation may not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of all present and former directors, officers or employees of the Company. In the Merger Agreement, the Surviving Corporation has also agreed to maintain in effect, for a period of six years after the Effective Time, policies of directors' and officers' liability insurance covering each person who was covered under such policies as of the date of the Merger Agreement on terms with respect to coverage and amount no less favorable than those in effect on the date of the Merger Agreement, subject to certain limitations.

        Conduct of the Company's Operations.    In the Merger Agreement, the Company further agreed, as to itself and its subsidiaries, except as expressly contemplated or permitted by the Merger Agreement that:

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  the Company will conduct its business only in the ordinary and usual course, consistent with past practice, and it and its subsidiaries will use their respective commercially reasonable efforts to (i) preserve their current business organizations intact and maintain their existing relations and goodwill with material customers, suppliers, distributors, creditors, lessors, licensors, licensees, agents, employees, business associates and others having material business dealings with them to the end that the Company's and its subsidiaries' goodwill and ongoing businesses will not be impaired in any material respect at the Effective Time; (ii) maintain and keep their properties and assets in good repair and condition; and (iii) maintain in effect all governmental permits pursuant to which the Company or any of its subsidiaries currently operates;

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  neither the Company nor any of its subsidiaries will (i) amend or modify its certificate of incorporation or by-laws or similar organizational documents ("Organizational Documents") in any way that would or would be reasonably expected to adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the

    Merger, including the timing therefor; (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (other than dividends from its direct or indirect wholly owned subsidiaries to it or a wholly owned subsidiary in the ordinary course of business); (iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its subsidiaries to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock; or (v) make any other change in its capital structure;

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  except as provided for in the Merger Agreement or as required under agreements already in existence, there will not be any material increase in the compensation payable or that could become payable by the Company or any of its subsidiaries to directors, officers or key employees or any material amendment of any of the Company's employee compensation and employee benefit plans other than increases to employees that are not officers made in the ordinary course of business consistent with past practice;

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  neither the Company nor any subsidiary will (i) directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any material portion of its property or assets (including stock or other ownership interests of its subsidiaries) or (ii) acquire a material amount of assets or capital stock of any other Person, other than in the ordinary course of business, consistent with past practice;

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  neither the Company nor any of its subsidiaries will make any change in accounting principles, practices or methods which is not required by U.S. generally accepted accounting principles;

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  neither the Company nor any of its subsidiaries will issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets, other than Shares issuable pursuant to options or restricted share units (whether or not vested) outstanding on the date hereof;

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  neither the Company nor any of its subsidiaries will extend, modify, terminate, amend or enter into any contract with any affiliate of the Company, except pursuant to intercompany transactions in the ordinary course of business, consistent with past practice;

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  neither the Company nor any of its subsidiaries will incur any indebtedness for borrowed money that cannot be repaid or retired within 30 days at no penalty; and

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  neither the Company nor any of its subsidiaries will authorize or enter into an agreement to do anything prohibited by any of the above covenants.

        No Solicitation.    During the term of the Merger Agreement, the Company will not, and will not authorize or permit any of its subsidiaries or any of its or their officers, directors, employees, counsel, accountants and other authorized representatives to, directly or indirectly, solicit, initiate or encourage any inquiries or the making of any proposal with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving the Company or its subsidiaries or acquisition of any capital stock or any material portion of the assets of the Company or its subsidiaries, or any combination of the foregoing (other than Novartis US, Purchaser or their respective directors, officers, employees, agents and representatives); provided, however, that at any time prior to the Acceptance Date the Company may furnish information, hold discussions and take related actions in respect of any such proposal received that was not solicited or knowingly encouraged by the Company if, but only if, after consultation with its outside counsel, the Special Committee determines that doing so is required in the proper exercise of its fiduciary duties.

        Access to Information.    The Merger Agreement provides, except as otherwise prohibited by applicable law, that the Company will give Novartis US's representatives reasonable access during normal business hours to the Company's properties, books, contracts and records and will furnish to Novartis US all information concerning its business, properties, and personnel as Novartis US reasonably requests.

        Anti-Takeover Statutes.    The Merger agreement also provides that if any anti-takeover statute is or may become applicable to the purchase of the Santo Shares, the Merger or the other transactions contemplated by the Merger Agreement, each of Novartis US, the Company and Purchaser and their respective Board of Directors (or with respect to Company, the Special Committee, if appropriate) will grant all such approvals and take all such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

        Section 16 Matters.    The Merger Agreement also provides that prior to the Acceptance Date, the Company Board will take all steps as may be required and permitted to cause the transactions contemplated by the Merger Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Nasdaq Listing.    The Merger Agreement provides that Novartis US and Purchaser will use their reasonable best efforts, following the Acceptance Date and until the earlier of (i) the Effective Time and (ii) February 11, 2006, to keep the Shares quoted for trading on the Nasdaq National Market as long as the Company is required to be registered under the Exchange Act and satisfies the Nasdaq National Market listing standards (other than standards entirely within the Company's control).

        Conditions to Consummation of the Merger.    Pursuant to the Merger Agreement, the respective obligations of Novartis US, Purchaser and the Company to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver at or prior to the Effective Time, of each of the following conditions:

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  The completion of the Offer on the terms and subject to the conditions set forth in the Merger Agreement and the Requisite Tender Amount having been purchased in the Offer. This condition is waivable only with the approval of the Special Committee.

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  No court or governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the Merger or has the effect of making the purchase of Shares illegal.

        Change in Form of Transaction.    Notwithstanding the condition to the Merger that the Requisite Tender Amount have tendered in the Offer, if the Offer can not be completed on the terms and subject to the conditions set forth in the Merger Agreement as a result of the failure to satisfy a requirement of law in connection with the Offer, but the Merger is capable of consummation in compliance with the requirements of law, then the parties to the Merger Agreement will, subject to all applicable legal requirements, proceed with the consummation of the Merger, subject in such circumstances to the additional condition that the Merger be approved at the Special Meeting by a majority of the remaining Public Shares. If the Merger is not approved by a majority of the remaining Public Shares at such Special Meeting, the Merger Agreement will automatically terminate and such date of the Special Meeting will be deemed to be the Acceptance Date. On the Acceptance Date, the standstill provisions of the Confidentiality Agreement will be amended to provide that Novartis US and Purchaser will be permitted to make acquisitions of Shares that are voluntary to the holders of Shares (such as by means of legally permissible open market purchases or additional tender offers) and may consummate a merger or other business combination with the Company prior to February 11, 2006 only if certain conditions are satisfied. See "—Revised Standstill."

        Termination.    The Merger Agreement will terminate automatically if the Santo Agreement is terminated and, at the time of such termination, none of the Santo Shares have been purchased by Novartis US or its affiliates, in which case the Offer, if then outstanding, will be abandoned. The Santo Agreement may be terminated by Santo or Novartis US on or after December 31, 2005 if the closing of the Santo Purchase has not occurred before that date. The Santo Agreement may also be terminated by the mutual written consent of Santo and Novartis US. See Subsection 12(c)—"The Santo Agreement—Termination."

        At any time prior to the consummation of the Merger, the Merger Agreement may be terminated by the mutual written consent of the Company (by action of the Special Committee) and Novartis US, in which case the Offer and the Merger may be abandoned. Further, if, following the completion of the Offer and the acceptance for payment or payment for any Public Shares tendered pursuant to the Offer, Novartis US or its affiliates have not purchased the Requisite Tender Amount, the Merger Agreement will terminate. However, in such event, subject to applicable law, Novartis US will still have the right to thereafter designate each member of the Company Board.

        Should the Offer be terminated pursuant to any of the foregoing provisions, all tendered Shares that have not been previously accepted for payment will be returned promptly to the tendering stockholders.

        Revised Standstill.    In the event that less than a majority of the Public Shares are tendered in the Offer, the Merger Agreement provides that the standstill provisions of the Confidentiality Agreement will be amended to provide that, although under the Confidentiality Agreement, Novartis US and its affiliates may not acquire additional Public Shares by means of a merger until February 11, 2006, Novartis US and its subsidiaries will be permitted to make acquisitions of Shares that are voluntary to the holders of Shares (such as by means of legally permissible open market purchases or additional tender offers) and may consummate a merger or other business combination with the Company prior to February 11, 2006, only if: (1) a majority of the then-outstanding Public Shares approve such transaction; or (2) Novartis US and its subsidiaries at such time own 90% or more the total outstanding Shares, provided that the price per Share paid in any such transaction described in (2) above is at least equal to the Offer Price.

        Amendment.    The Merger Agreement may be modified or amended by the Company, Novartis US and Purchaser at any time prior to the Effective Time by written agreement, provided that any modifications or amendments of provisions that are for the benefit of the Company may only be effected with the approval of the Special Committee.

        Expenses.    All costs and expenses incurred in connection with the Offer and the Merger and the transactions contemplated by the Merger Agreement will be paid by the party to the Merger Agreement incurring such expenses, except that each of the Company and Novartis US will pay one-half of the costs and expenses incurred in connection with filing, printing and mailing the Proxy Statement.

        (c)   The Santo Agreement.    The following summary description of the Santo Agreement is qualified in its entirety by reference to the Santo Agreement, which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the SEC, which the Company stockholders may examine and copy as set forth in Section 9—"Certain Information Concerning the Company."

        Pursuant to the Santo Agreement, Santo has agreed to sell, and Novartis US has agreed to acquire, the Santo Shares for €1,300,000,000, plus interest from January 1, 2005 through the date (the "Santo Closing Date") of the closing of the Santo Purchase (the "Santo Closing") at an annualized rate of 1% above the three-month Euro Interbank Offering Rate (EURIBOR). The €1,300,000,000 price plus accrued interest through February 20, 2005, represented approximately

$28.45 per Share based on the dollar-to-euro exchange rate and the interest rate provided for in the Santo Agreement, both as of the close of business on February 18, 2005 (the last business day prior to the date on which the Santo Agreement was signed). Based on the exchange rate and interest rate, both as of the close of business on May 20, 2005, (the last business day prior to the date of this Offer to Purchase), and including interest through May 22, 2005 (the day prior to the date of this Offer to Purchase), Novartis US is paying approximately $27.54 per Santo Share. The Santo Closing will occur within ten business days following the date on which all of the closing conditions set forth in the Santo Agreement, except the closing deliveries, have been satisfied or waived. Based on the dollar-to-euro exchange rate and the interest rate provided for in the Santo Agreement, both as of the close of business on February 18, 2005 (the last business day prior to the date on which the Santo Agreement was signed), the price paid per Santo Share would not equal the Offer Price until approximately January 2008, at the earliest.

        Conduct of the Company's Business.    Among other things, the Santo Agreement obligates Santo to use its best efforts to cause the Company to operate diligently in the ordinary course of business, consistent with past practice, and to cause the Company to fulfill its covenants and obligations under the Merger Agreement. Santo specifically covenants and agrees to use best efforts to cause the Company not to:

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  modify or amend its organizational documents in any way that would or would be reasonably expected to adversely affect the consummation of the transactions contemplated by the Santo Agreement including the timing therefor;

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  incur any indebtedness for borrowed money that cannot be repaid or retired within 30 (thirty) days at no penalty;

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  (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any subsidiary of the Company to the Company; (2) split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities, including in respect of, in lieu of or in substitution for shares of its capital stock; (3) purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares or other securities; or (4) take any action to transfer value from the Company to Santo or its other affiliates;

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  extend, modify, terminate, amend or enter into any contract with any affiliate of the Company, except pursuant to intercompany transactions in the ordinary course; or

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  authorize or commit to do or agree to take, whether in writing or otherwise, any of the foregoing actions.

        Pursuant to the Santo Agreement, Santo also agrees to cause Dr. Thomas Strüngmann to remain in his current position as an officer of the Company through the Santo Closing.

        Closing Conditions.    Pursuant to the Santo Agreement, the respective obligations of Novartis US and Santo to consummate the Santo Purchase are subject to the satisfaction of certain conditions.

        The obligations of Novartis US are subject to the satisfaction on or before the Santo Closing Date of each of the following conditions unless previously waived in writing by Novartis US:

  •
  The representations and warranties of Santo contained in the Santo Agreement that are qualified as to materiality or material adverse effect (or words of similar effect) being true and accurate at and as of the Santo Closing Date as if made as of such date, and the representations and warranties that are not qualified by materiality or material adverse effect

    (or words of similar effect) being true and accurate in all material respects as of the Santo Closing Date as if made as of such date;

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  Santo having performed and complied with, in all material respects, all obligations and covenants required by the Santo Agreement to be performed or complied with by Santo prior to or on the Santo Closing Date;

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  The closing of the transactions contemplated by the Hexal Agreement having been consummated or being consummated contemporaneously with the Santo Closing;

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  The representations and warranties of the Company contained in the Merger Agreement that are qualified as to materiality or material adverse effect (or words of similar effect) being true and accurate at and as of the Santo Closing Date as if made as of such date, and the representations and warranties that are not qualified by materiality or material adverse effect (or words of similar effect) being true and accurate in all material respects as of the Santo Closing Date as if made as of such date;

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  The Company having performed and complied with, in all material respects, all obligations and covenants required by the Merger Agreement to be performed or complied with by the Company prior to or on the Santo Closing Date;

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  All consents necessary to consummate the purchase and sale of the Santo Shares (including, without limitation, expiration of all applicable waiting periods under the HSR Act) having been received in form and substance reasonably satisfactory to Novartis US and no further consents or approval being required, and no impediments existing, to the consummation of the transactions contemplated by the Merger Agreement;

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  There being nothing preventing the consummation of the Offer from occurring contemporaneously with the Santo Closing;

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  No governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or non-appealable judgment, decree, injunction or other order that is in effect on the Santo Closing Date and prohibits the consummation of the Santo Closing; and

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  Novartis US having received the certificates representing the Santo Shares and all other documents required under the Santo Agreement to be submitted by Santo to Novartis US at the Closing.

        The obligations of Santo to consummate the transactions contemplated by the Santo Agreement are subject to the satisfaction on or before the Santo Closing Date of each of the following conditions unless previously waived in writing by Santo:

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  The representations and warranties of Novartis US and Novartis AG contained in the Santo Agreement being true and accurate as of the Santo Closing Date as if made as of such date;

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  Novartis US and Novartis AG having performed and complied with, in all material respects, all obligations and covenants required by the Santo Agreement to be performed or complied with by each of them prior to or on the Santo Closing Date;

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  No governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or non-appealable judgment, decree, injunction or other order that is in effect on the Santo Closing Date and prohibits the consummation of the Santo Closing; and

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  Santo having received the purchase price required to be paid by Novartis US.

        Termination.    The Santo Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Santo Closing (a) by mutual written consent of Santo and Novartis US, or (b) by either Novartis US or Santo on or after December 31, 2005, provided that the terminating party is not in material breach of its obligations under the Santo Agreement or under the Hexal Agreement.

        (d)   Statutory Requirements.    Under the DGCL a merger of two Delaware corporations requires the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement of merger containing provisions with respect to certain statutorily specified matters and the approval of the agreement of merger by the stockholders of each corporation by the affirmative vote of holders representing at least a majority of all the outstanding shares of stock entitled to vote on the merger, unless otherwise provided for in the corporation's certificate of incorporation or, in the case of a short-form merger, as described in the next paragraph. Accordingly, except in the case of a short-form merger, a vote of holders representing at least a majority of the outstanding Shares is required in order to adopt the Merger Agreement. The Shares entitle the Company stockholders to voting rights. If the Santo Closing occurs, Novartis US will have sufficient voting power to approve the Merger Agreement at a duly convened Company stockholders' meeting without the affirmative vote of any other Company stockholder. See Subsection 12(b)—"The Merger Agreement—Revised Standstill." If the Requisite Tender Amount is tendered in the Offer, under the Merger Agreement, Novartis US is obligated to and will cause a merger of Purchaser and the Company in which all outstanding Shares that are not purchased in the Offer (other than Shares owned by the Company directly as treasury stock or by Novartis AG or any of its subsidiaries (other than in a representative or fiduciary capacity and other than Shares held by Company stockholders that perfect their appraisal rights under the DGCL)) will be cancelled and automatically converted into the right to receive the Offer Price in cash, without interest.

        The DGCL also provides that, if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, Novartis US, Purchaser or any other subsidiary of Novartis US acquires or controls the voting power of at least 90% of the outstanding Shares, the Merger will become effective without any action by any other Company stockholder.

        (e)   Appraisal Rights.    No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, Company stockholders that have not tendered their Shares will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Company stockholders that perfect these rights by complying with the procedures set forth in Section 262 of the DGCL will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting Company stockholders (the "Dissenting Stockholders") would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Dissenting Shares, the court is required to take into account all relevant factors. Accordingly, the determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that, under Section 262 of the DGCL, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme

Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the fair value determined in any appraisal proceeding could be more or less than the consideration to be paid in the Offer and the Merger.

        Novartis US does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any Dissenting Stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Dissenting Shares. Novartis US intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Dissenting Share is less than the price paid in the Merger. In this regard, the Company stockholders should be aware that the opinion of Merrill Lynch referred to in this Offer to Purchase is not necessarily an opinion as to fair value under Section 262 of the DGCL.

        The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL which will be provided to the Company stockholders who do not tender Shares into the Offer. Company stockholders who tender shares in the Offer will not have appraisal rights.

        (f)    "Going Private" Transactions.    The SEC has adopted Rule 13e-3 promulgated under the Exchange Act ("Rule 13e-3"), which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Novartis US and Purchaser believe that Rule 13e-3 will not be applicable to the Merger if the Merger will be effected within one year following the consummation of the Offer and, in the Merger, the Company stockholders will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in the transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction.

        (g)   Plans for the Company.    Upon the consummation of the Merger, the Company will become an indirect wholly owned subsidiary of Novartis US. In connection with the Offer, Novartis US and Purchaser have reviewed and will continue to review various possible business strategies that they might consider in the event that Purchaser acquires complete control of the Company, whether pursuant to the Offer, the Merger or otherwise. These changes could include, among other things, changes in the Company's business, corporate structure, capitalization and management.

        Each of the Company Board and the Special Committee has unanimously approved the Merger and the Merger Agreement. If at least a majority of the Public Shares are tendered into the Offer, the Company Board will be required to submit the Merger Agreement to the Company stockholders for their approval. If Company stockholder approval is required, the Merger Agreement must be approved by holders representing a majority of the outstanding Shares entitled to vote at a duly convened meeting of the Company's stockholders.

        If Novartis US (or its designee) purchases all of the Santo Shares, Novartis US and Purchaser will have sufficient voting power to approve the Merger Agreement at a duly convened meeting of the Company stockholders without the affirmative vote of any other Company stockholder. If the Requisite Tender Amount is purchased pursuant to the Offer, Purchaser and Novartis US will effect the Merger as promptly as practicable. Novartis US has agreed to vote, or cause to be voted, for the approval of the Merger any Shares owned by Purchaser, beneficially owned by it or any of its affiliates, or with respect to which it or any of its subsidiaries has the power to cause to be voted. If Novartis US, Purchaser, or any other subsidiary of Novartis US acquires at least 90% of the outstanding Shares pursuant to the Offer, the Merger will be consummated pursuant to Section 253 of the DGCL without a meeting of the Company stockholders and without the approval of the Company stockholders. In the event that less than a majority of the Public Shares are tendered in the Offer, the Merger Agreement provides that the standstill provisions of the Confidentiality Agreement will be amended to provide that Novartis US and its subsidiaries will be permitted to make acquisitions of Shares that are voluntary to the holders of Shares (such as by means of legally permissible open market purchases or additional tender offers) but may consummate a merger or other business combination with the Company prior to February 11, 2006, only if: (1) holders representing a majority of the then-outstanding Public Shares approve such transaction; or (2) Novartis US and its subsidiaries at such time own 90% or more of the total outstanding Shares, provided that the price per Share paid in any such transaction described in (2) above is at least equal to the Offer Price. See Subsection 12(b)—"The Merger Agreement—Revised Standstill."

        The certificate of incorporation of Purchaser as in effect immediately prior to the Effective Time will be amended in its entirety to read the same as the certificate of incorporation of the Surviving Corporation until amended as provided therein or by applicable law, and the by-laws of Purchaser as in effect immediately prior to the Effective Time will be amended in its entirety to read the same as the by-laws of the Surviving Corporation until amended as provided therein, in the Surviving Corporation's certificate of incorporation or in accordance with applicable law. The indemnification and exculpation provisions of the certificate of incorporation and by-laws of the Company as in effect on February 20, 2005 will be included in the certificate of incorporation and by-laws of the Surviving Corporation and may not be amended, repealed or otherwise modified for a period of six years from the Acceptance Date in any manner that would adversely affect the rights under those provisions of all present and former directors, officers or employees of the Company.

13.  Source and Amount of Funds.

        The Offer is not subject to any financing condition. Novartis AG or an affiliate of Novartis AG will contribute or otherwise advance a sufficient amount of funds to Purchaser to consummate the Offer. Novartis AG will obtain the required funds from cash on hand. We will need approximately $977 million to purchase all of the Shares we are offering to purchase pursuant to the Offer (assuming the exercise of all outstanding Company Options) and to pay related fees and expenses.

14.  Dividends and Distributions.

        Under the Merger Agreement, the Company agreed not to (1) split, combine or reclassify its outstanding shares of capital stock; (2) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (other than dividends from its direct or indirect wholly owned subsidiaries to it or a wholly owned subsidiary in the ordinary course of business); (3) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its subsidiaries to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock; or (4) make any other change in its capital structure.

        Further, pursuant to the Santo Agreement, Santo agreed to use its best efforts to cause the Company not to (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any subsidiary of the Company to the Company; (2) split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities, including in respect of, in lieu of or in substitution for shares of its capital stock; (3) purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares or other securities; or (4) take any action to transfer value from the Company to Santo or its other affiliates.

        Nonetheless, if, on or after the date of this Offer to Purchase, the Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on the date of this Offer to Purchase of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to our rights under Section 15—"Conditions to the Offer," we may, in our sole discretion, make such adjustments in the Offer Price and other terms of the Offer as we deem appropriate, including the number or Shares to be purchased.

15.  Conditions to the Offer.

        Notwithstanding any other provisions of the Offer (subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-1(c), Novartis US will cause Purchaser to accept for payment and pay for any Public Share tendered pursuant to the Offer, subject only to the Tender Offer Conditions:

  (1)
  the contemporaneous (or immediately subsequent) purchase of the Santo Shares pursuant to the Santo Agreement, and

  (2)
  satisfaction of all requirements of any applicable United States or foreign, federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit of any United States or foreign federal, state or local governmental or regulatory authority, agency, commission, body or other governmental entity.

        Although there are no conditions to the Offer other than those described above, because the Offer is conditioned upon the Santo Purchase, each of the conditions to the consummation of the Santo Purchase, including consummation of the transactions contemplated by the Hexal Agreement, is effectively an indirect condition to the Offer. See Subsection 12(c)—"The Santo Agreement—Closing Conditions."

        The existence or satisfaction of any of the Tender Offer Conditions will be determined by Novartis AG, Novartis US and Purchaser in their sole discretion. The foregoing conditions are for the sole benefit of Novartis AG, Novartis US and Purchaser, and Novartis AG, Novartis US or Purchaser may assert the failure of any of the Tender Offer Conditions regardless of the circumstances giving rise to any such failure (other than any circumstance arising solely by any action or inaction by Novartis AG, Novartis US or Purchaser). Novartis AG, Novartis US and Purchaser further reserve the right to waive in whole or in part (to the extent legally permissible) any of the Tender Offer Conditions in their sole discretion at any time, and from time to time, prior to the expiration of the Offer. The failure by Novartis AG, Novartis US or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances; and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer. Any determination by Novartis AG, Novartis US or Purchaser concerning the events described in this Section will be final and binding on all parties.

16.  Certain Legal Matters; Regulatory Approvals.

        General.    We are not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, we currently contemplate that such approval or other action will be sought. There can be no assurance that any such approval or other action, if needed, would be obtained. Our obligation under the Offer to accept for payment and pay for Shares is subject only to the conditions set forth in Section 15—"Conditions to the Offer."

        The Company is incorporated under the laws of the State of Delaware and has its principal place of business in the State of New York. A number of states have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. Except as described in this Offer to Purchase, we have not attempted to comply with any state takeover statutes in connection with either the Offer or the Merger. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15—"Conditions to the Offer."

  Antitrust

        United States.    Under the HSR Act, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of the Santo Shares and Shares pursuant to the Offer are subject to such requirements.

        Pursuant to the requirements of the HSR Act, on March 7, 2005, Novartis US filed Notification and Report Forms on behalf of Novartis AG with respect to the Santo Purchase and the Offer with the Antitrust Division and the FTC and on April 6, 2005, the FTC issued a request for additional information to both Novartis AG and Santo. Novartis AG and Santo are cooperating with the FTC's request for additional information. Therefore, the waiting period applicable to the purchase of Santo Shares and Shares pursuant to the Offer will be extended until 11:59 p.m., New York City time, on the thirtieth day after substantial compliance with such request by Novartis AG and Santo unless terminated earlier by the FTC. If the thirtieth day is on a weekend or holiday, the waiting period is extended until 11:59 p.m. on the next business day. Thereafter, such waiting period can be extended only by court order or as agreed to by Novartis AG and Santo.

        Expiration or early termination of the applicable waiting period under the HSR Act is a specific Tender Offer Condition, as it is a requirement of law for the consummation of the Offer. In addition, such expiration or early termination is effectively an indirect condition to the consummation of the Offer because such expiration is a condition to the consummation of the purchase of the Santo Shares under the Santo Agreement and one of the Tender Offer Conditions is the contemporaneous or immediately subsequent purchase by Novartis US (or its designee) of the Santo Shares. Therefore, Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or early termination of the applicable waiting period under the HSR Act.

        The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of the Santo Shares and Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of the Santo Shares and Shares pursuant to the Offer or seeking divestiture of the Santo Shares and Shares acquired pursuant to the Offer, or divestiture of the Company or Novartis AG's material assets. Novartis AG and Santo are cooperating with the FTC's review of the purchase of the Santo Shares and the Shares pursuant to the Offer and Novartis AG believes that the FTC's approval to consummate such transactions will be obtained. However, there can be no assurance that a challenge to the Santo Purchase or the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15—"Conditions to the Offer," for certain conditions to the Offer.

        Other Countries.    Regulatory approvals from the European Union, South Africa and Turkey will be required prior to the consummation of the transactions contemplated by the Hexal Agreement. Although the approvals from the European Union, South Africa and Turkey are not specific Tender Offer Conditions, they are effectively indirect conditions to the consummation of the Offer as approval under certain other countries' antitrust or trade regulation laws is a condition to the consummation of the transactions contemplated by the Hexal Agreement, and the closing of the Santo Purchase is conditioned upon the prior or contemporaneous closing of the transactions contemplated by the Hexal Agreement. Therefore, because one of the Tender Offer Conditions is the contemporaneous or immediately subsequent purchase by Novartis US of the Santo Shares, no Shares will be accepted for payment or paid for pursuant to the Offer until the foreign regulatory approvals required to consummate the transactions contemplated by the Hexal Agreement have been obtained. Further, in the event that the approval of the European Union referred to above does not extend to the Santo Purchase and the Offer, regulatory approval will need to be obtained from Germany with respect to the Santo Purchase and the Offer.

        Novartis AG and its affiliates are in the process of seeking all such regulatory approvals, other than with respect to Germany which Novartis AG and its affiliates will seek if such approval becomes necessary. However, there can be no assurance that all such approvals will be obtained.

  Section 203

        Subject to certain exceptions, Delaware's business combination statute set forth in Section 203 of the DGCL prohibits a business combination with an interested stockholder for three years following such time as the stockholder becomes an interested stockholder. An interested stockholder is any person that individually or through any of its affiliates and associates owns 15% of more of a corporation's total outstanding voting shares. Novartis AG, Novartis US and Purchaser do not believe that Section 203 of the DGCL is applicable to any of the Santo Purchase, the Offer or the Merger. In any event, the Company Board has, and the Company has represented in the Merger Agreement that it has, taken all action necessary to exempt the Santo Purchase, the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby from the provisions of Section 203 of the DGCL, if applicable.

17.  Fees and Expenses.

        Goldman Sachs is acting as the Dealer Manager in connection with the Offer and as financial advisor to Novartis in connection with the Offer and the Merger. In such capacity, Novartis has agreed to pay Goldman Sachs reasonable and customary compensation for its services and will reimburse them for certain out-of-pocket expenses. Novartis has agreed to indemnify Goldman Sachs and related parties against certain liabilities and expenses in connection with Goldman Sachs's engagement, including certain liabilities under the United States federal securities laws. In the ordinary course of business Goldman Sachs, its successors and affiliates may trade Shares for their own accounts and accounts of customers, and, accordingly, may at any time hold a long or short position in the Shares.

        We have retained Georgeson Shareholder Communications Inc. as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. We will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer.

        In addition, we have retained ComputerShare Trust Company, Inc. as the Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses and will indemnify the Depositary against certain liabilities and expenses.

        Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

18.  Legal Proceedings.

        On February 22, 2005, Paulena Partners LLC, a purported holder of Shares, filed a class action complaint (the "Paulena Partners Action") in the Court of Chancery of the State of Delaware, County of New Castle (the "Delaware Court"), purportedly on behalf of itself and all others similarly situated, against the Company, the Company Board, Purchaser, Novartis US and Novartis AG. The complaint alleges self-dealing and breach of fiduciary duty in connection with the Santo Agreement and the Offer. According to the complaint, the plaintiff seeks, among other things, an order enjoining the consummation of the Santo Agreement and the Offer, unspecified compensatory damages or rescissory damages in the event the Offer is consummated, and an unspecified amount for the costs and disbursements of the lawsuit, including reasonable attorneys' fees. The complaint is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the SEC; please refer to that Exhibit for additional information.

        On February 22, 2005, Ellen Wiehl, a purported holder of Shares, filed a class action complaint (the "Wiehl Action") in the Delaware Court, purportedly on behalf of herself and all others similarly situated, against the Company, the Company Board, and Novartis AG. The complaint alleges self-dealing and breach of fiduciary duty in connection with the Merger Agreement and the transactions contemplated thereby, including the Offer. According to the complaint, the plaintiff seeks, among other things, an order enjoining the consummation of the Offer and the Merger, unspecified compensatory damages or rescissory damages in the event the Offer and the Merger are consummated, and an unspecified amount for the costs and disbursements of the lawsuit, including reasonable attorneys' and experts' fees. The complaint is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the SEC; please refer to that Exhibit for additional information.

        On February 22, 2005, Robert Kemp, a purported holder of Shares, filed a class action complaint (the "Kemp Action") in the Delaware Court, purportedly on behalf of himself and all others similarly situated, against the Company, the Company Board, and Novartis AG. The complaint alleges self-dealing and breach of fiduciary duty in connection with the Offer and the Merger Agreement. According to the complaint, the plaintiff seeks, among other things, an order enjoining the consummation of the Offer, unspecified compensatory damages or rescissory damages in the event the Offer is consummated, and an unspecified amount for the costs and disbursements of the lawsuit, including reasonable attorneys' and experts' fees. The complaint is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the SEC; please refer to that Exhibit for additional information.

        On February 23, 2005, Peter J. Calcagno, a purported holder of Shares, filed a class action complaint (the "Calcagno Action") in the Delaware Court, purportedly on behalf of himself and all others similarly situated, against the Company, the Company Board, and Novartis AG. The complaint alleges self-dealing and breach of fiduciary duty in connection with the Offer and the Merger Agreement. According to the complaint, the plaintiff seeks, among other things, an order enjoining the consummation of the Offer, unspecified compensatory damages or rescissory damages in the event the Offer is consummated, and an unspecified amount for the costs and disbursements of the lawsuit, including reasonable attorneys' and experts' fees. The complaint is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the SEC; please refer to that Exhibit for additional information.

        On February 23, 2005, Christopher Pizzo, a purported holder of Shares, filed a class action complaint in the Supreme Court of the State of New York, County of New York, purportedly on behalf of himself and all others similarly situated, against the Company, the Company Board, Novartis US and Novartis AG. The complaint alleges self-dealing and breach of fiduciary duty in connection with the Offer and the Merger Agreement. According to the complaint, the plaintiff seeks, among other things, an order enjoining the consummation of the Merger, unspecified compensatory damages or rescissory damages in the event the Merger is consummated, and an unspecified amount for the costs and disbursements of the lawsuit, including reasonable attorneys' and experts' fees. The complaint is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the SEC; please refer to that Exhibit for additional information.

        On March 1, 2005, Erste Sparinvest Kapitalanlagegesellschaft MBH, a purported holder of Shares, filed a class action complaint (the "Sparinvest Action") in the Delaware Court, purportedly on behalf of itself and all others similarly situated, against the Company, the Company Board, and Novartis AG. The complaint alleges self-dealing and breach of fiduciary duty in connection with the Offer and the Merger Agreement. According to the complaint, the plaintiff seeks, among other things, an order enjoining the consummation of the Offer, unspecified compensatory damages or rescissory damages in the event the Offer is consummated, and an unspecified amount for the costs and disbursements of the lawsuit, including reasonable attorneys' and experts' fees. The complaint is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the SEC; please refer to that Exhibit for additional information.

        On March 1, 2005, Merl Huntsinger, a purported holder of Shares, filed a class action complaint (the "Huntsinger Action") in the Delaware Court, purportedly on behalf of himself and all others similarly situated, against the Company, the Company Board, Novartis US, Purchaser and Santo. The complaint alleged breaches of fiduciary duty in connection with the Offer, the Merger Agreement and the grant of Company Options to certain officers and directors of the Company in February 2005, as well as breach of the Company's certificate of incorporation in connection with the Company's agreement under the Merger Agreement to replace the Company Board with Purchaser's designees. According to the complaint, the plaintiff sought, among other things, an order enjoining the consummation of the Offer and the Merger, an order rescinding and invalidating the Company Options granted in February 2005, unspecified compensatory or rescissory damages in the event the Offer is consummated, and an unspecified amount for the costs and disbursements of the lawsuit, including reasonable attorneys' and experts' fees. The complaint is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the SEC; please refer to that Exhibit for additional information.

        On March 3, 2005, Jason Hung, a purported holder of Shares, filed a class action complaint (the "Hung Action") in the Delaware Court, purportedly on behalf of himself and all others similarly situated, against the Company, the Company Board and Novartis AG. The complaint alleges self-dealing and breach of fiduciary duty in connection with the Offer and the Merger Agreement. According to the complaint, the plaintiff seeks, among other things, an order enjoining the consummation of the Offer and the Merger, unspecified rescissory damages in the event the Offer and the Merger are consummated, unspecified compensatory damages, and an unspecified amount for the costs and disbursements of the lawsuit, including reasonable attorneys' and experts' fees. The complaint is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the SEC; please refer to that Exhibit for additional information.

        On March 1, 2005, plaintiff in the Huntsinger Action moved in the Delaware Court for expedited proceedings as well as a preliminary injunction preventing Purchaser, the Company and Novartis US from effectuating the Offer and the Merger. At a hearing on March 4, 2005, the Delaware Court denied the motion for expedited proceedings. Also on March 4, plaintiffs in the Wiehl Action, the Paulena Partners Action, the Kemp Action, the Calcagno Action, the Sparinvest Action and the Hung Action moved in the Delaware Court for an order consolidating their lawsuits with the Huntsinger Action and designating two of the law firms that filed the lawsuits other than the Huntsinger Action as co-lead counsel. On March 22, 2005, the Delaware Court ordered plaintiffs' counsel in all of the actions that were the subject of the motion to consolidate to convene an organizational meeting and adopt an organizational structure for prosecution of such actions. On April 8, 2005, plaintiff in the Huntsinger Action voluntarily dismissed his lawsuit without prejudice and advised the Delaware Court that neither he nor his counsel wished to participate in the litigation in any way. On April 12, 2005, the Delaware Court issued an order consolidating the Wiehl Action, the Paulena Partners Action, the Calcagno Action, the Sparinvest Action and the Hung Action into a single action and directing that defendants need not respond to the complaints previously filed in the constituent actions. It is anticipated that plaintiffs will file a consolidated amended complaint.

19.  Miscellaneous.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of Novartis AG, Novartis US or Purchaser not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Exchange Act Rules 14d-3, which contain certain additional information with respect to the Offer. The Tender Offer Statement on Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in Section 9—"Certain Information Concerning the Company" of this Offer to Purchase.

Zodnas Acquisition Corp.
May 23, 2005

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS
OF
NOVARTIS AG, NOVARTIS US AND PURCHASER

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Novartis AG, Novartis US and Purchaser are set forth below. References herein to "Novartis US" mean Novartis Corporation, and references herein to "Purchaser" mean Zodnas Acquisition Corp.

Directors and Executive Officers of Novartis AG

        Unless otherwise indicated, each occupation set forth below refers to employment with Novartis AG. Unless otherwise indicated below, the business address of each director and officer is c/o Novartis AG, 35 Lichtstrasse, CH-4002 Basel, Switzerland.

Name, Function and Business Address	Citizenship	Principal Occupation and Five-Year Employment History

Daniel Vasella Chairman of the Board of Directors, Chief Executive Officer	Switzerland
Chairman of the Board of Directors (since 1999), Chief Executive Officer (since 1996).

Mr. Vasella is a member of the Board of Directors of PepsiCo Inc., the Board of Directors of Associates of Harvard Business School, and the Chairman's Council of DaimlerChrysler AG, Germany. Mr. Vasella is also President of the International Federation of Pharmaceutical Manufacturers Associations, a member of the International Board of Governors of the Peres Center for Peace in Israel, and a member of the International Business Leaders Advisory Council for the Mayor of Shanghai. He also serves as a member of several industry associations and educational institutions.

Hans-Jorg Rudloff Vice Chairman of the Board of Directors	Germany
Chairman of the Executive Committee of Barclays Capital.

Positions at Novartis AG: Vice Chairman of the Board (since 1996); member of the Chairman's Committee and the Compensation Committee (since 1999); member of the Corporate Governance Committee (since 2002); member of the Audit and Compliance Committee (since 2004).

Mr. Rudloff also serves on a number of boards of other companies, including the Boards of Directors of the TBG Group (Thyssen-Bornemisza Group), Marcuard Group, RBC, and ADB Consulting. Mr. Rudloff is a member of the Advisory Board of the MBA program of the University of Bern, of Landeskreditbank Baden-Württemberg and of EnBW (Energie Baden-Württemberg).

Prof. Dr. Helmut Sihler Vice Chairman of the Board of Directors	Austria
Retired.

Positions at Novartis AG: Vice Chairman of the Board (since 1996); Lead Director (since 1999); member of the Chairman's Committee and the Corporate Governance Committee; Chairman of the Audit and Compliance Committee and of the Compensation Committee.

Mr. Sihler is also Chairman of the Supervisory Board of Dr. Ing. h.c. F. Porsche AG Germany.

Birgit Breuel Director	Germany
Member of the Supervisory Board of Gruner + Jahr AG.

Positions at Novartis AG: Director (since 1996); member of the Audit and Compliance Committee (since 1999).

Ms. Breuel is also a member of the Supervisory Board of WWF and of HGV (Hamburger Gesellschaft für Vermögensund Beteiligungsverwaltung mbH), Germany. In 1990, Ms. Breuel was elected to the Executive Board of the Treuhandanstalt; in 1991, she also became the President of the Treuhandanstalt. From 1995 to 2000, she acted as the General Commissioner and CEO of the world exhibition EXPO 2000 in Hanover, Germany.

Prof. Dr. Peter Burckhardt Director	Switzerland
Head of Department of Internal Medicine at the University Hospital of Lausanne.

Positions at Novartis AG: Director (since 1996). From 1982 to 2004, Mr. Burckhardt was Chairman of the Novartis (formerly Sandoz) Foundation for Biomedical Research in Switzerland.

Mr. Burckhardt is treasurer of the International Foundation of Osteoporosis. Since 1990, he has been the organizer and chairman of the International Symposia on Nutrition and Osteoporosis.

Prof. Srikant Datar, Ph.D. Director	India
Senior Associate Dean for Executive Education at Harvard Business School and Arthur Lower Dickinson Professor at Harvard University.

Positions with Novartis AG: Director (since 2003). Srikant Datar is a member of the Board of Voyan Technology Inc. and of Harvard Business School Interactive.

William W. George Director	USA
Professor of Management Practice at Harvard Business School.

Positions with Novartis AG: Director (since 1999); member of the Chairman's Committee; Chairman of the Corporate Governance Committee.

Mr. George is a member of the Boards of Directors of Goldman Sachs and Target Corporation. Mr. George served as President and Chief Operating Officer of Medtronic, Inc. and, from 1991 to 2001, as its Chief Executive Officer. From 1996 to 2002, he was Medtronic's Chairman.

Mr. George has served as Executive-in-Residence at Yale School of Management and as Professor of Leadership and Governance at IMD International in Lausanne, Switzerland. In addition, he is a member of the Board of Directors of the National Association of Corporate Directors and of the Carnegie Endowment for International Peace.

Alexandre F. Jetzer Director	Switzerland
Consultant to Novartis International AG (Government Relations Support).

Positions with Novartis AG: Director (since 1996).

Mr. Jetzer is also a member of the Board of Directors of Clariden Bank of the Supervisory Board of Compagnie Financière Michelin and of the Board of the Lucerne Festival Foundation.

Pierre Landoldt Director	Switzerland
President of the Sandoz Family Foundation; Chairman of the Board of Directors of Landolt Kapital SA; Chairman of the Board of Directors of Emasan AG.

Positions with Novartis AG: Director (since 1996).

Mr. Landolt is also a member of the Board of Directors of Syngenta AG, and of the Syngenta Foundation for Sustainable Agriculture. In addition, he serves as Chairman of the Boards of Directors of Curacao International Trust Company and Vaucher Manufacture Fleurier SA., and he serves as Vice Chairman of the Boards of Directors of Parmigiani, Mesur et Art du Temps S.A. and the Fondation du Montreux Jazz Festival. Since 1997 Mr. Landolt has been Associate and Chairman of Axial Par Ltda, São Paulo, a company investing in sustainability. In 2000, he was co-founder of Eco Carbone LLC, a company focused on the development of carbon sequestration processes in Europe, Africa and South America.

Prof. Dr. Rolf M. Zinkernagel Director	Switzerland
Professor and Director of the Institute of Experimental Immunology at the University of Zurich.

Positions with Novartis AG: Director (since 1999); member of the Corporate Governance Committee (since 2001).

Mr. Zinkernagel was a member of the Board of Directors of Cytos Biotechnology AG until April 2003. He is also a member of the Scientific Advisory Boards of The Lombard Odier, Darier Hentsch & Cie Bank, BT & T, Bio-Alliance AG, Aravis General Partner Ltd., Cytos Biotechnology AG, Bioxell, Esbatech, Novimmune, Miikana Therapeutics, Cancevir and Mann-Kind. Mr. Zinkernagel is also a Science Consultant to GenPat77, Aponetics AG, Solis Therapeutics, Ganymed and Zhen-Ao Group.

Prof. Ulrich Lehner, Ph.D. Director	Germany
President and Chief Executive Officer of Henkel KGaA.

Positions with Novartis AG: Director (since 2002); member of the Audit and Compliance Committee; Audit Committee Financial Expert.

Mr. Lehner also serves as a member of the Board of Ecolab Inc., as a member of the supervisory boards of E.ON AG and of HSBC Trinkaus & Burkhardt KGaA. Mr. Lehner is a member of the Advisory Board of Dr. August Oetker KG and of Krombacher Brauerei. He is an Honorary Professor at the University of Münster. From 1995 to 2000, he served Henkel KGaA as Executive Vice President, Finance/Logistics (CFO).

Dr.-Ing. Wendelin Wiedeking Director	Germany
Chairman of the Executive Board of Dr. Ing. h.c. F. Porsche AG.

Positions with Novartis AG: Director (since 2003).

Mr. Wiedeking is member of the Supervisory Board of Directors of Deutsche Telekom AG and of Eagle Picher Incorporated.

Dr. Raymund Breu	Switzerland	Chief Financial Officer (since 1996). Mr. Breu is also a member of the Board of Directors of Swiss Re, Chiron, the SWX Swiss Exchange and its admission panel and the Swiss takeover commission.

Dr. Urs Baerlocher	Switzerland	Head of Legal and General Affairs (since 2000).

Jurgen Brokatzky-Geiger	Germany	Head of Human Resources (since 2003). Mr. Brokatzky-Geiger was Global Head of Technical R&D from 1999–2003.

Dr. Paul Choffat	Switzerland	Head of Novartis Consumer Health (since 2002). Mr. Choffat was a private investor and entrepreneur from 1999–2002.

Thomas Ebeling	Germany	Head of Pharmaceuticals (since 2000).

Mark C. Fishman	USA
Head of Biomedical Research.

Before joining Novartis, Mark C. Fishman was Professor of Medicine at Harvard Medical School and Chief of Cardiology and Director of the Cardiovascular Research Center at the Massachusetts General Hospital in Boston.

Steven Kelmar	USA	Head of Public Affairs and Communications (since 2003). Mr. Kelmar was the Senior Vice President of External Relations at Medtronic, Inc. from 1997–2003.

Andreas Rummelt	Germany
Chief Executive Officer of Sandoz GmbH (since 2004).

Prior to becoming the CEO of Sandoz, Mr. Rummelt was Head of Global Technical Operations at Novartis Pharma AG from 1994 to 2004 and was a Member of the Pharma Executive Committee.

Directors and Executive Officers of Novartis US

        Unless otherwise indicated, each occupation set forth below refers to employment with Novartis US. Unless otherwise indicated below, the business address of each director and officer is c/o Novartis Corporation, 608 Fifth Avenue, New York, NY 10020.

Name, Function and Business Address	Citizenship	Principal Occupation and Five-Year Employment History

Daniel Vasella Chairman of the Board of Directors c/o Novartis AG Lichtstrasse 35 CH-4002 Basel, Switzerland	Switzerland
Chairman of the Board of Directors of Novartis AG (since 1999), Chief Executive Officer of Novartis AG (since 1996).

Mr. Vasella is a member of the Board of Directors of PepsiCo Inc., the Board of Directors of Associates of Harvard Business School, and the Chairman's Council of DaimlerChrysler AG, Germany. Mr. Vasella is also President of the International Federation of Pharmaceutical Manufacturers Associations, a member of the International Board of Governors of the Peres Center for Peace in Israel, and a member of the International Business Leaders Advisory Council for the Mayor of Shanghai. He also serves as a member of several industry associations and educational institutions.

Terence Barnett Vice Chairman of the Board of Directors	Great Britain	Vice Chairman, President and Chief Executive Officer (since 1999).

Dr. Raymund Breu Director c/o Novartis AG Lichstrasse 35 CH-4002 Basel, Switzerland	Switzerland	Chief Financial Officer of Novartis AG (since 1996).

Thomas Ebeling Director c/o Novartis AG Lichstrasse 35 CH-4002 Basel, Switzerland	Germany	Chief Executive Officer of Novartis Pharma AG (since 2000).

Fred Meyer Director c/o Omnicom Group, Inc. 437 Madison Avenue New York, NY 10022, USA	Switzerland	Retired.

Urs Naegelin Executive Vice President and Chief Financial Officer	Switzerland	Executive Vice President and Chief Financial Officer (since 2000).

Dr. Paul Choffat Division Head Consumer Health c/o Novartis AG Lichstrasse 35 CH-4002 Basel, Switzerland	Switzerland	Head of Novartis Consumer Health (since 2002). Mr. Choffat was a private investor and entrepreneur from 1999–2002.

Dr. Martin Henrich Executive Vice President, Regional General Counsel and Secretary	Switzerland	Executive Vice President, Regional General Counsel and Secretary (since 2001). Mr. Henrich was Head of Tax, M&A and Finance for Novartis Group at Novartis International AG from 1996–2001.

Directors and Executive Officers of Purchaser

        Unless otherwise indicated, each occupation set forth below refers to employment with Purchaser. Unless otherwise indicated below, the business address of each director and officer is c/o Novartis Corporation, 608 Fifth Avenue, New York, NY 10020.

Name, Function and Business Address	Citizenship	Principal Occupation and Five-Year Employment History

Terence Barnett Chairman of the Board of Directors	Great Britain	Vice Chairman, President and Chief Executive Officer of Novartis US (since 1999).

Urs Naegelin Director, Vice President	Switzerland	Executive Vice President and Chief Financial Officer of Novartis US (since 2000).

Martin Henrich Director, Vice President and Assistant Secretary	Switzerland	Executive Vice President, Regional General Counsel and Secretary of Novartis US (since 2001).

Mr. Henrich was Head of Tax, M&A and Finance for Novartis Group at Novartis International AG from 1996-2001.

John Sedor President (until May 20, 2005) 506 Carnegie Center, Suite 400 Princeton, NJ 08540, USA	USA	President and Chief Executive Officer of Sandoz Inc. (since 2001). Mr. Sedor was President and Chief Executive Officer of Verion, Inc. from 1998–2001.

Eric Gorka President (as of May 18, 2005)	Netherlands	President and Chief Executive Officer of Sandoz Inc. (since April 2005).

Mr. Gorka was the President and Chief Executive Officer of Sandoz BeNeLux from 2003-2005 and the President and Chief Executive Officer of Sandoz Netherlands from 1999–2003.

Eric W. Evans Vice President and Chief Financial Officer 506 Carnegie Center, Suite 400 Princeton, NJ 08540, USA	USA	Vice President and Chief Financial Officer of Sandoz Inc. (since 2001). Mr. Evans was Vice President and Controller of The LTV Corporation from 1993–2001.

Eric Pomerantz Vice President and Secretary 506 Carnegie Center, Suite 400 Princeton, NJ 08540, USA	USA	Vice President and General Counsel of Sandoz Inc. (since 2002). Mr. Pomerantz was Vice President, General Counsel & Secretary of Novartis Animal Health US, Inc. from 1997–2002.

Wayne P. Merkelson Vice President and Assistant Secretary	USA	Vice President and Associate General Counsel of Novartis US (since 1989).

        Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

By Mail:	By Facsimile (for Eligible Institutions only):	By Hand or Overnight Courier:

Computershare Trust Company of New York Wall Street Station P.O. Box 1010 New York, NY 10268-1010	For Eligible Institutions Only: (212) 701-7636 For Confirmation Only Telephone: (212) 701-7600	Computershare Trust Company of New York Wall Street Plaza 88 Pine Street, 19th Floor New York, NY 10005

        Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses or telephone numbers set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. Holders of Shares may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street, 10th Floor
New York, NY 10004
Stockholders Call Toll Free: (877) 278-4774
Banks and Brokerage Firms Call: (212) 440-9800

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

85 Broad Street
New York, New York 10004
(212) 902-1000 (Call Collect)
(800) 323-5678 (Call Toll Free)

QuickLinks

TABLE OF CONTENTS
SUMMARY TERM SHEET
FORWARD-LOOKING STATEMENTS
INTRODUCTION
THE OFFER
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF NOVARTIS AG, NOVARTIS US AND PURCHASER